UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MEDICAL PROPERTIES TRUST, INC.
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2023 PROXY STATEMENT

Medical Properties Trust

AT THE VERY HEART OF HEALTHCARE.®

April 27, 2023

Dear Fellow Stockholder:

While 2022 was in some ways a challenging year, MPT’s fundamentals remained strong as the Company continued to execute its business plan to grow earnings and reallocate capital. We closed over $1 billion in new investments in 2022 and grew net income and Normalized Funds from Operations (“Normalized FFO”) by an average of 34% and 25%, respectively, since the beginning of 2020. Our 2022 Return on Equity (“ROE”) based on net income was 10.59%, and our ROE based on Normalized FFO was 11.25%.

Our commitment to strong corporate and social responsibility continues to evolve and improve. We recently published our second Corporate Responsibility Report highlighting our Environmental, Social, and Governance (“ESG”) program and initiatives. We are dedicated to reducing the environmental impact of our operations, to being socially responsible to the communities in which we operate and to fostering an inclusive culture that allows all our employees to develop. I am also very proud that MPT was recognized by Modern Healthcare as one of the best places to work.

We entered 2023 in a very strong financial position, well poised to rapidly capitalize on value-generative opportunities that are aligned with our proven strategy. We remain committed to hospitals that are critical to their local healthcare ecosystem. As the healthcare landscape changes, our hospitals will remain at the very heart of healthcare, and we will be there to support them and the communities in which they operate.

We are providing you this Proxy Statement to enable you to give us your input by voting. We hope that you will attend our 2023 annual meeting of stockholders, to be held on May 25, 2023. Details of the business to be conducted at the meeting are set forth in the accompanying Proxy Statement. In the event that you are unable to attend, however, we urge you to vote by mail, phone, or Internet, as described in the following material.

Thank you for your continued support of our company.

Best Regards,

Edward K. Aldag, Jr.

Chairman, President, and Chief Executive Officer

Proxy Statement and Notice of 2023 Annual Meeting i

April 27, 2023

Attached you will find a notice of annual meeting and the Proxy Statement, which contain further information about the items to be voted on at the annual meeting and the annual meeting itself, including the different methods you can use to vote your proxy. Also enclosed are your proxy card, our 2022 Annual Report on Form 10-K, and our 2022 Annual Report to stockholders. Only stockholders of record at the close of business on March 29, 2023 are entitled to receive notice of, to attend, and to vote at the annual meeting and any adjournment thereof.

EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET, AT YOUR EARLIEST CONVENIENCE. This will not prevent you from voting your shares in person if you choose to attend the annual meeting.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

If any of your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares voted.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer,

and Secretary

ii Proxy Statement and Notice of 2023 Annual Meeting

How to Vote

Your vote is important. You may vote your shares if you were a stockholder of record on March 29, 2023. If you are a registered owner you may vote using any of the following methods:

•	By Internet

 www.voteproxy.com

•	By Telephone

 1-800-PROXIES

 (1-800-776-9437)

•	By Mail

 Complete, sign, date, and return your enclosed proxy card.

•	In Person

 At the Annual Meeting

If you own your shares through a bank, broker or other nominee, you should follow the voting instructions provided by your bank, broker or other nominee.

Proxy Statement and Notice of 2023 Annual Meeting iii

Proxy Summary

Performance Highlights

During 2022, Medical Properties Trust (“MPT,” the “Company” or “we”) continued to execute its business plan to grow earnings and reallocate capital despite challenging market conditions. We are the first U.S. company of its kind to invest in hospitals globally, and we have established ourselves as a global leader in hospital real estate finance as the second largest non-governmental owner of hospitals in the world. The steady execution of our strategy and business plan continues to deliver strong financial results and long-term value creation.

Proven Execution of MPT Strategy

Value-Added Transactions	Consistent Earnings Growth over the past three years		Transformative Growth
$1.1 Billion New Investments closed in 2022	34%	25%	26.9%
$13 Billion in New Investments closed since the beginning of 2019	Net Income Compound Annual Growth Rate (“CAGR”) since the beginning of 2020	Normalized Funds from Operations CAGR since the beginning of 2020(1)	Fully Funded Investment CAGR since IPO

Continuous Tenant Diversification			Sustainable Future

17.6 Years Weighted-Average Lease and Loan Maturity

Stockholder Value Creation(2)

MPT has generated meaningful value for our stockholders over the long-term

$4.32B	Dividends Paid since our IPO

10	Consecutive Years of Annual Dividend Increases

Total Stockholder Returns (“TSR”)(2)(4)

+288%	Outperforming the Health Care Index by +60%
Since-IPO

+77%	Outperforming the Health Care Index by +45%
Ten-Year

+10%	Outperforming the Health Care Index by +3%
Five-Year

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

(2)	As of December 31, 2022.

(3)

Our largest tenant concentration was 19.8% as of December 31, 2022 on a total adjusted gross asset basis. Refer to Appendix A for our definition of total adjusted gross assets and a reconciliation of total assets to total adjusted gross assets.

(4)	Healthcare Index represents the Dow Jones Real Estate Healthcare Index.

iv Proxy Statement and Notice of 2023 Annual Meeting

Proxy Summary

Executive Compensation Highlights

Pay-for-Performance

Our executive compensation program is designed to drive and reward performance over the long term and on an annual basis. The foundational principle of our program is to motivate our executives to achieve the strategies, operational and financial goals, that are designed by our Compensation Committee to create significant value for our stockholders. Executive compensation is directly affected by the level of achievement of these pre-established goals. The effectiveness of our executive compensation program is illustrated by the following:

◆	Consistent long-term growth in earnings as illustrated by our consistent growth in Normalized FFO(1) over the past several years

◆

Even though our executives achieved important operational and financial goals, significant portions of their 2022 compensation were reduced because the Company’s TSR did not meet the goals set out by the Compensation Committee

◆

The value to our executives of the equity awards granted as part of their compensation in 2022 was reduced based on the decrease in the market price of our shares, directly aligning our executives with our stockholders.

We believe that our executive compensation program represents a balanced, pay-for-performance approach with only 6% of our CEO’s compensation fixed in the form of base salary and the majority of our equity awards (66% for our CEO) tied to the achievement of operational goals and subject to adjustment based on absolute and relative TSR performance.

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

Key Compensation Practices

In addition to our strong commitment to pay-for-performance, our compensation program and practices also include the following key features:

Alignment with our business plan, which is built on accretive transactions and strong balance sheet management

Majority of executive compensation tied to the achievement of rigorous performance goals

Majority of equity compensation is performance-based

No new employment agreements since 2003 with evergreen provisions, single-trigger change of control provisions or excise tax gross-up provisions

Appropriate balance between short-term and long-term incentive measures

Transparency with our stockholders on our compensation program, decisions, and practices

Meaningful stockholder engagement and response to feedback

Anti-hedging and anti-pledging policies

Robust clawback policy that allows our Board of Directors (the “Board”) to recover cash and equity incentive compensation in the event of a financial restatement

Significant share ownership requirements, including 6x base salary for the CEO and 4x base salary for other named executive officers (“NEOs”)

Engagement of an independent compensation consultant to advise the Compensation Committee of the Board on executive compensation matters

Strong Stockholder Support for our Executive Compensation Program

Our 2022 Say-on-Pay vote received over 92% support from our stockholders, which is consistent with our historical support, which has been above 90% since 2016. Our average Say-on-Pay vote results over the past seven years is nearly 95% as compared to approximately 91% in the overall Real Estate Investment Trust (“REIT”) industry.

Our historical Say-on-Pay vote results affirm our stockholders’ consistent support for our Company’s executive compensation program. Over the past three years, we have engaged with stockholders representing a majority of our shares outstanding and, based on the feedback we received and our strong Say-on-Pay support in 2022, we maintained the core elements of our compensation program and made certain enhancements to reinforce our pay-for-performance alignment. We continue to monitor and review our compensation program, engage with our stockholders, and make modifications as appropriate to maintain a best-in-class compensation program.

Proxy Statement and Notice of 2023 Annual Meeting v

Proxy Summary

Corporate Governance Highlights

Director Qualifications, Skills, and Experience

Our Ethics, Nominating and Corporate Governance Committee has determined that each of our director nominees possesses the qualifications, skills, and experience to effectively oversee the Company’s long-term business strategy.

In addition to the core competencies noted above, our Board believes that the Company will be best served by directors with a wide array of talents and perspectives to drive innovation, promote critical thinking and enhance discussion. Each of the following additional qualifications meaningfully adds to our Board’s depth. The matrix below indicates the percentage of our director nominees who possess each qualification, skill, or experience.

Director Qualifications and Experience	Strategic Planning	Executive Leadership	Risk Management	REIT / Real Estate	Health Care Industry	Finance & Accounting	Investment	Legal / Regulatory	Cyber	ESG

Percentage of Directors	100%	78%	100%	100%	67%	67%	78%	56%	33%	33%

Board Composition

We have taken meaningful steps to refresh our Board and have sought to create an effective mix of experience and diversity.

Gender	Tenure	Age

Corporate Governance Policies

We are committed to strong corporate governance, and our Board has adopted robust governance practices and policies, including:

◆	Strong Board Governance

◆	History of and commitment to Board diversity and refreshment

◆	Proxy access

◆	Majority voting for uncontested director elections

◆	Lead independent director

◆	Active and responsive stockholder engagement

◆	Stockholders’ ability to amend Bylaws

◆	Anti-hedging and anti-pledging policies

◆	Executives require prior authorization to purchase or sell our shares

◆	Unclassified Board of Directors

◆	Opted out of the Maryland Unsolicited Takeover Act (“MUTA”)

◆	No stockholder rights plan (“poison pill”)

◆	Regular executive sessions of independent Board members

◆	Mandatory director retirement age

◆	Clawback policy

◆	Established a political contribution policy

◆	Strengthened our corporate policies related to Anti-Corruption and Bribery, Code of Ethics, and Business Conduct

◆	Expanded our Code of Ethics and Business Conduct to include third parties

vi Proxy Statement and Notice of 2023 Annual Meeting

Proxy Summary

Corporate Responsibility Highlights

As a global leader among healthcare real estate companies, we recognize the need for strong corporate and social responsibility, and we strive to make a positive difference through our business. Our approach to corporate responsibility includes the following principles:

Environmental Sustainability Our Company-wide environmental policy confirms the value we place on sustainability.

◆	Joined the National Association of Real Estate Investment Trusts’ (“Nareit”) Real Estate Sustainability Council

◆	Became a member of the U.S. Green Building Council (USGBC)

◆	Completed CDP (formerly, the Carbon Disclosure Project) Climate Change Questionnaire

◆	Executed Green Lease Provisions into 8% of our portfolio and incorporated green provisions into our standard lease

◆	Recognized as a Green Lease Leader by the Institute for Market Transformation and the Department of Energy’s Better Buildings Alliance

◆	Began collecting greenhouse gas emissions data from our tenant-operated hospitals

◆	Continued and accelerated the process of collection and benchmarking our corporate emissions

◆	Our corporate office space in London is Building Research Establishment Environmental Assessment Methodology (BREEAM) Excellent certified

◆	Our corporate office space in New York City is WELL Gold certified and is projected to be LEED Gold certified

Our People

We are committed to providing a dynamic and supportive workplace for our employees that encourages both personal and professional growth through significant training and continuing education opportunities.

◆	As of April 2023, 42% of all MPT employees are female and 44% of all MPT employees report to a female manager or director

◆	Strengthened our Company-wide policies related to human rights, and health and safety

◆	Provided training for our employees, including anti-harassment, cybersecurity, and data security awareness

◆	Recognized as one of Modern Healthcare’s Best Places to Work for the second year in a row

Social Responsibility

Given our long-term focus and ownership of our properties, we believe that it is of critical importance to improve the communities in which we operate by providing financial and volunteer support for private and public non-profit programs aimed at improving communities and public health.

◆	Joined Nareit’s Social Responsibility Council

◆	Created a Charity and Community Support Committee through which we support health, social, educational and community organizations

◆	Contributed to over 200 different nonprofit and community-based organizations in 2022

For additional information, please refer to the Corporate Responsibility section of this Proxy Statement on page 16 and the information provided on our website: https://medicalpropertiestrust.com/corporate-responsibility/

For more information on our sustainability, please review our Corporate Responsibility Report (“CRR”), which can be found on our website: https://www.medicalpropertiestrust.com/corporate-responsibility

* Throughout this Proxy Statement, we include several references to our website or materials available on our website. The information available on, or otherwise accessible through, our website is not incorporated by reference into this Proxy Statement.

Proxy Statement and Notice of 2023 Annual Meeting vii

1	Proposal 1: Election of Directors

	2	Director Nominees

	7	Governance Information Regarding Our Board of Directors

12	Proposal 2: Ratification of Independent Registered Public Accounting Firm

	12	Independent Auditor

	13	Audit Committee Report

14	Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

15	Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

16	Corporate Responsibility

19	Compensation Discussion and Analysis

	34	Other Aspects of Our Executive Compensation Program

	36	Compensation Committee Report

37	Summary Compensation Table

38	Grants of Plan-Based Awards

39	Outstanding Equity Awards as of December 31, 2022

40	Option Exercises and Stock Vested

40	Potential Payments Upon Termination or Change of Control

41	Employment Agreements with Named Executive Officers

43	Other Information

	43	Pay Ratio Disclosure

	44	Pay Versus Performance

	47	Compensation of Directors

	48	Share Ownership of Certain Beneficial Owners

50	Information About the Meeting

53	Certain Relationships and Related Person Transactions

54	Additional Information

A-1	Appendix A: Reconciliation of Non-GAAP Financial Measures

viii Proxy Statement and Notice of 2023 Annual Meeting

Our Bylaws provide for the election of all directors at each annual meeting of stockholders. The Board, at the recommendation of the Ethics, Nominating and Corporate Governance Committee, proposes that the nine nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2024 annual meeting of stockholders or until their successors are duly elected and qualify. The Board does not know of any reason why any nominee would not be able to serve as a director. However, if any nominee were to become unable to serve as a director, the Board may designate a substitute nominee, in which case the persons named as proxies will vote for such substitute nominee at the 2023 annual meeting of stockholders. Alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

Summary Information about Our Director Nominees

Director Qualifications and Experience

Director Nominees	Strategic Planning	Executive Leadership	Risk Management	REIT / Real Estate	Health Care Industry	Finance & Accounting	Investment	Legal / Regulatory	Cyber	ESG

Edward K. Aldag, Jr.	X	X	X	X	X	X	X	X

G. Steven Dawson	X	X	X	X		X	X

R. Steven Hamner	X	X	X	X	X	X	X	X

Caterina A. Mozingo	X		X	X	X	X				X

Emily W. Murphy	X	X	X	X			X	X	X	X

Elizabeth N. Pitman	X		X	X	X		X	X	X

D. Paul Sparks, Jr.	X	X	X	X		X	X			X

Michael G. Stewart	X	X	X	X	X			X

C. Reynolds Thompson, III	X	X	X	X	X	X	X		X

Percentage of Directors	100%	78%	100%	100%	67%	67%	78%	56%	33%	33%

Proxy Statement and Notice of 2023 Annual Meeting 1

Proposal 1: Election of Directors

Director Nominees

Edward K. Aldag, Jr. Director since: 2004 Founder, Chairman, Chief Executive Officer, and President Age: 59 Committees: Investment (Chair) Environmental and Social Risk

The Board believes that Mr. Aldag’s position as the founder of our Company, and his extensive experience in the healthcare and REIT industries, make him highly qualified to serve as Chairman of our Board.

Mr. Aldag launched our Company in 2003 as the nation’s only REIT focusing exclusively on hospitals. Today, Medical Properties Trust is the established leader in the hospital REIT sector, with 444 facilities across the United States, Western Europe, South America, and Australia. Under Mr. Aldag’s leadership, MPT’s assets have grown to approximately $20 billion, and the Company has become the second largest U.S. based owner of hospital beds, with approximately 44,000 in its portfolio.

Mr. Aldag serves on the Board of Children’s of Alabama, one of the nation’s leading hospitals for children. He is Vice Chairman of the Alabama Children’s Hospital Foundation and Chairman of the Foundation’s Investment Committee. He also serves as a board member for Mitchell’s Place, benefitting children with autism; the Birmingham Education Foundation, dedicated to increasing the number of students in Birmingham City Schools who are on the path to college, career and life readiness; the American Sports Medicine Institute, which works to understand, prevent and treat sports-related injuries; and serves as a member of the Executive Committee of the Birmingham Business Alliance. He is a guest lecturer at both the University of Alabama and the University of Alabama at Birmingham (“UAB”) and part of the UAB President’s Campaign Leadership Cabinet for a $1 billion campaign. In November 2017, he was selected as a member of the National Advisory Board of Governors for Nareit.

Mr. Aldag was appointed as a board member of Infracore SA in May 2019 and as a board member of Générale-Beaulieu Immobilière SA in June 2020, both private foreign companies. A native of Eufaula, Alabama, Mr. Aldag is a graduate of the University of Alabama, where he majored in finance.

G. Steven Dawson Director since: 2004 Independent Director Age: 65 Committees: Audit (Chair) Investment

The Board believes that Mr. Dawson’s substantial experience as a board member and committee chairman of other public REITs, along with his strong skills in corporate finance, strategic planning and public company oversight, make him a valued advisor and highly qualified to serve as a member of our Board and as Chairman of our Audit Committee.

Since 2003, Mr. Dawson has primarily been a private investor focused on real estate and financial services in the U.S. and Canada and has served on the boards of numerous public and private REITs and other companies. From July 1990 to September 2003, he served as Chief Financial Officer and Senior Vice President – Finance of Camden Property Trust (and its predecessors) (NYSE: CPT), a REIT specializing in apartment communities based in Houston, Texas.

Mr. Dawson currently serves on the Board of Directors and as Audit Committee chairman, as well as a member of the Nominating and Corporate Governance Committee and Compensation Committee for Cohen & Co. (NYSE American: COHN), a broker-dealer and an investment banking firm specializing in special purpose acquisition companies and credit-related fixed income investments in the U.S. and Europe. He is also the Chairman of the Board of Trustees for Nova Net Lease REIT (CSE: NNL-U.CN), a small Canadian company investing in specialty industrial properties in the U.S. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University.

2 Proxy Statement and Notice of 2023 Annual Meeting

Proposal 1: Election of Directors

R. Steven Hamner Director since: 2005 Founder, Executive Vice President, and Chief Financial Officer Age: 66 Committees: Investment Risk

The Board believes that Mr. Hamner’s position as a co-founder of our Company, and his extensive experience in the real estate and healthcare industries and in the corporate finance sector, make him highly qualified to serve as a member of our Board.

In August and September 2003, Mr. Hamner served as our Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the 10 years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors.

Mr. Hamner received a B.S. in Accounting from Louisiana State University.

Caterina A. Mozingo Director since: 2020 Independent Director Age: 55 Committees: Environmental and Social (Chair) Risk

The Board believes that Ms. Mozingo’s experience as a certified public accountant and consultant to real estate and healthcare companies, and her experience providing tax consulting services to for profit and not-for-profit companies, including publicly traded and privately held entities, make her highly qualified to serve as a member of our Board.

Ms. Mozingo is a tax partner with Aldridge, Borden & Company, P.C., a CPA firm that she joined in 1995. Her experience at Aldridge, Borden & Company includes a broad range of tax consulting and compliance services for businesses, individuals, fiduciaries, and tax-exempt entities. She began her career in public accounting with Coopers & Lybrand, LLP.

Ms. Mozingo is a member of the American Institute of CPAs, and the Alabama Society of CPAs, where she serves on the State Taxation Committee. Ms. Mozingo graduated summa cum laude from the University of Alabama in Commerce and Business Administration before earning a Master of Tax Accounting degree. Ms. Mozingo holds the Personal Financial Specialist designation awarded by the AICPA.

Proxy Statement and Notice of 2023 Annual Meeting 3

Proposal 1: Election of Directors

Emily W. Murphy Director since: 2022 Independent Director Age: 49 Committees: Ethics, Nominating and Corporate Governance Environmental and Social

The Board believes that Ms. Murphy’s legal background and extensive knowledge of managing the growth of large organizations make her a valued advisor and highly qualified to serve as a member of our Board.

Ms. Murphy is a leading expert in government contracting and government business. She served as Administrator of the U.S. General Services Administration (“GSA”) from 2017 to 2021, leading a workforce of more than 11,000 federal employees and overseeing 371 million square feet of office space and $75 billion in annual contracts. During her time as GSA Administrator, she had ultimate supervisory authority of the Office of High-Performance Green Buildings, as established in 42 U.S. Code § 17092. She was a member of the Federal Acquisitions Security Committee, which dealt with risk management around IT and the IT supply chain. Under her leadership, GSA significantly increased its sales and revenues, saved customer agencies more than $20 billion and recorded the highest customer, vendor, and employee satisfaction scores in the history of the agency.

Before her service as the GSA Administrator, Ms. Murphy was GSA’s first Chief Acquisition Officer during the administration of President George W. Bush, where she was responsible for more than $40 billion in acquisition programs. Prior to this, she served at the U.S. Small Business Administration as the Senior Advisor for Government Contracting and Business Development and as Acting Associate Administrator for Government Contracting. In addition to her senior roles in the Executive Branch, Ms. Murphy spent nine years serving in various procurement policy and leadership roles for the House of Representatives, including Counsel and Professional Staff Member to the Committee on Armed Services and Senior Counsel and Policy Director for the Committee on Small Business.

In the private sector, Ms. Murphy was the General Counsel and Vice President for Operations for TerreStar National Services, Inc., a wholly owned subsidiary of TerreStar Networks, and practiced government contracts law with the firm of Wiley, Rein & Fielding (now Wiley). She is a graduate of the University of Virginia School of Law and Smith College and is a member of the Young Presidents Organization, the Economic Club of Washington, D.C., and the Chief Executives Organization.

She currently serves as Senior Fellow with the Center for Government Contracting at George Mason University’s School of Business. She works as a coach for high growth businesses with CEO Coaching International and serves on the Board of Advisors for SkillStorm and Vita Inclinata.

Elizabeth N. Pitman Director since: 2018 Independent Director Age: 59 Committees: Ethics, Nominating and Corporate Governance (Chair) Risk (Chair) Environmental and Social

The Board believes that Ms. Pitman’s experience as a healthcare lawyer, and her experience providing counsel to publicly traded and privately owned hospitals and healthcare systems, make her highly qualified to serve as a member of our Board.

Ms. Pitman has been an attorney with Holland & Knight, LLP, formerly Waller, Landen, Dortch & Davis, LLP, known as leading provider of legal services to the healthcare industry, since 2015. From July 2013 to December 2013, she worked as corporate counsel for Vitera Healthcare Solutions, LLC, and prior to that, from October 2008 to July 2013, she served as general counsel at Success EHS, Inc., both providers of electronic health records and revenue cycle management solutions. Ms. Pitman has provided counsel to companies, hospitals and healthcare systems, surgery centers, physician groups and healthcare information technology companies on a variety of matters, including healthcare regulatory, privacy, data and cyber security compliance, technology licensing, and mergers and acquisitions.

Ms. Pitman earned a B.S. in Accounting from the University of Alabama and a Juris Doctorate from the University of Alabama School of Law.

4 Proxy Statement and Notice of 2023 Annual Meeting

Proposal 1: Election of Directors

D. Paul Sparks, Jr. Director since: 2014 Independent Director Age: 60 Committees: Audit Compensation Investment

The Board believes that Mr. Sparks’ substantial experience in executive positions, and his ability to guide companies through periods of growth and development, make him a valued advisor and qualified to serve as a member of our Board.

Mr. Sparks retired in January 2016 after a 32-year career in the energy industry. Prior to his retirement, he was Senior Vice President of Resource Development for Energen Resources Corporation (NYSE: EGN), holding various positions with Energen since 1989, including Senior Vice President of Operations from 2006 until 2012. During his 27 years at Energen, Mr. Sparks helped Energen grow from a small, regulated utility to a top 20 independent oil and gas exploration and production company in the U.S. Mr. Sparks was responsible for the forward-looking strategy and implementation of valuing and developing the assets of Energen Resources Corporation. Prior to joining Energen, Mr. Sparks worked with Amoco Corporation, a global chemical and oil company in Texas and Louisiana.

Mr. Sparks has been active in a number of organizations. He is the former Chairman of the New Mexico Oil and Gas Association, past advisor to the Gas Research Institute, a former board member of the Independent Petroleum Association of America and past officer of the Society of Petroleum Engineers. He has authored a number of peer-reviewed publications and holds a patent in oil and gas technology. Mr. Sparks is a 1984 graduate of Mississippi State University with a degree in Petroleum Engineering. He is also a Bagley College of Engineering Distinguished Fellow and a member of the College’s Advisory Board.

Michael G. Stewart Director since: 2016 Lead Independent Director Age: 67 Committees: Compensation Environmental and Social Ethics, Nominating and Corporate Governance

The Board believes that Mr. Stewart’s legal background, and his extensive knowledge of healthcare, legal and corporate governance and addressing various healthcare issues, make him a valued advisor and highly qualified to serve as a member of our Board.

Mr. Stewart is presently a private investor. He served as Executive Vice President, General Counsel and Secretary of the Company from 2005 – 2010. Mr. Stewart formerly worked with law firms Berkowitz, Lefkovits, Isom & Kushner (now Baker Donelson) and Constangy, Brooks & Smith, having a law practice that encompassed corporate, healthcare, litigation, employment, and labor. Mr. Stewart also served as Vice President and General Counsel of Complete Health Services, Inc. (later, United Healthcare of the South). Throughout his professional career, he has provided private consulting services to physician groups and other healthcare providers. Mr. Stewart is the author of four novels that have been published by G.P. Putnam’s Sons and Random House.

He is a graduate of Auburn University with a B.S. degree in Business Administration with an emphasis in Information Systems and received his Juris Doctorate degree from the Cumberland School of Law at Samford University.

Proxy Statement and Notice of 2023 Annual Meeting 5

Proposal 1: Election of Directors

C. Reynolds Thompson, III Director since: 2016 Independent Director Age: 60 Committees: Compensation (Chair) Audit Investment

The Board believes that Mr. Thompson’s significant executive experience, and his deep understanding of all aspects of REITs, make him a valued advisor and well qualified to serve as a member of our Board.

Mr. Thompson has served as Chairman and Chief Investment Officer of Select Strategies Realty of Cincinnati (“Select”), a privately held real estate investment company that specializes in the development, acquisition, management, and leasing of retail and mixed-use real estate in Midwestern and Southeastern U.S. since 2014. Select has sponsored retail investments in excess of $400 million and has provided management and leasing services for over five million retail square feet. Founded in 2005, the firm has 7 offices along with its Cincinnati headquarters. The company manages and leases retail assets in nine states as well as office and multifamily assets in Ohio and Kentucky. Prior to joining Select, Mr. Thompson was President and Chief Financial Officer (1997 – 2013) of Colonial Properties Trust, a $4 billion publicly traded REIT with a portfolio of multifamily, office, retail, and mixed-use assets. During a 16-year career with Colonial, he also served as CEO, COO and CIO. He served on Colonial’s risk management committee and was part of reviewing and maintaining the Colonial’s business continuity plan. He has extensive public company management, operating and investment experience having raised $950 million in equity, $2.5 billion in debt and completed acquisitions totaling $3 billion. Prior to this, Mr. Thompson worked in acquisitions and due diligence for Carr America Realty Corporation, a then publicly traded REIT. Mr. Thompson began his career as a commercial lending officer at SunTrust Bank (now Truist Bank).

Mr. Thompson is a member of the Board of Visitors of the Culverhouse College of Business at the University of Alabama. He previously served on the Board of Governors of Nareit, and the board of directors of the Birmingham Business Alliance and United Way of Central Alabama. Mr. Thompson holds a B.S. degree with Special Attainments in Commerce from Washington and Lee University.

6 Proxy Statement and Notice of 2023 Annual Meeting

Proposal 1: Election of Directors

Governance Information Regarding Our Board of Directors

Annual Election of Directors

Our Board members stand for election each year. They serve until the next annual meeting of stockholders or until their respective successors are elected and qualify, subject to their prior resignation, retirement, death, disqualification, or removal from office. We do not have a classified board and our charter bars us, absent the approval of our stockholders, from adopting the Maryland Unsolicited Takeover Act, which, among other things, permits the board of directors of a Maryland corporation to classify itself without a stockholder vote. We maintain a majority vote standard and director resignation policy for uncontested director elections.

Independent Directors

A majority of our Board and each of our Audit Committee, Compensation Committee and Ethics, Nominating and Corporate Governance Committee is comprised of directors who qualify as independent under the standards of the New York Stock Exchange (“NYSE”). Each year, we affirmatively determine that each director deemed independent under NYSE standards has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board has determined that seven of the director nominees—G. Steven Dawson, Caterina A. Mozingo, Emily W. Murphy, Elizabeth N. Pitman, D. Paul Sparks, Jr., Michael G. Stewart, and C. Reynolds Thompson, III—have no relationship with us that would interfere with their ability to exercise independent judgment as a member of our Board, and that they otherwise qualify as “independent” under NYSE standards.

Independent Board Leadership

Two of our founders serve as members of the Board. Studies regularly show that founder-led companies outperform their peers[i]. We preserve the benefits that founder-led companies have by maintaining our founder, Mr. Aldag, as Chairman and Chief Executive Officer.

We supplement our Board’s independence with a Lead Independent Director, currently Mr. Stewart, to whom the Board has given substantial powers and authorities. Our Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and at all executive sessions of the independent directors. He serves as principal liaison between the Chairman and the independent directors, advising the Chairman on the quality, quantity and timeliness of the information presented to the Board. He advises the Chairman on the agendas for Board meetings and calls meetings of the independent directors, if deemed necessary or appropriate. The Lead Independent Director also oversees the annual self-evaluation of the Board. The Board can also, at its discretion, supplement the Lead Independent Director’s responsibilities.

We believe there are risks in relying exclusively on independent board chairs or lead independent directors for board independence. We therefore value—and have—strong independent committee chairs on our Board. We also believe that our founder-led culture enables robust and honest interactions from all of our Board members, each of whom brings important and diverse skill sets to their jobs. Finally, the Board completes an annual board self-evaluation process that is instituted by our Lead Independent Director and presented to the full Board.

[i] See, Chris Zook, “Founder-Led Companies Outperform the Rest—Here’s Why” in Harvard Business Review, March 24, 2016.

Proxy Statement and Notice of 2023 Annual Meeting 7

Proposal 1: Election of Directors

Risk Oversight

Our Board plays a central role in overseeing and evaluating risks pertinent to our Company. While it is management’s responsibility to identify and manage our risk exposure on a day-to-day basis, the Board routinely discusses these risks with management and actively oversees our risk-management procedures and protocols. The Risk Committee regularly receives reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity and strategic risks. In addition, each of the various committees exercises oversight and provides guidance relating to the particular risks within the purview of each committee, as well as making periodic reports to the full Board. Our Board also oversees risk by means of the required approval by our Board for significant transactions and other decisions, including material acquisitions or dispositions of property, material capital markets transactions, significant capital improvement projects and important employment-related decisions.

Board Committees and Meetings

Our Board and its six standing committees hold regular meetings. In 2022, the Board met five times; the Audit Committee met five times; the Ethics, Nominating and Corporate Governance Committee met one time; the Compensation Committee met three times; the Risk Committee met one time; and the Investment Committee acted by written consent in nine instances. The Environmental and Social Committee did not meet in 2022. In 2022, each incumbent director attended at least 75% of (i) the total number of meetings of the Board held during the period for which he or she was a director and (ii) the total number of meetings of all committees of the Board on which the director served during the periods that he or she served.

The Board regularly meets in executive session without non-independent directors present. Mr. Stewart has been designated as the Lead Independent Director and in that capacity presides at these executive sessions. Mr. Stewart may be contacted directly by stockholders at mstewart@mpt.net. Our directors are encouraged to attend our annual meeting of stockholders absent cause. All directors of the Company holding their position at the time of the meeting attended our 2022 annual meeting of stockholders.

Committees of the Board of Directors

The Board delegates certain of its functions to its standing committees.

Audit Committee

G. Steven Dawson Chairman D. Paul Sparks, Jr. C. Reynolds Thompson, III

The Board has determined that each member of the Audit Committee is financially literate and satisfies the additional NYSE independence requirements for audit committee members, and that Mr. Dawson and Mr. Thompson each qualifies as an “audit committee financial expert” under current Securities and Exchange Commission (“SEC”) regulations. The Board has also determined that service by Mr. Dawson on other public companies’ audit committees has not impaired his ability to effectively serve on our Audit Committee.

The Audit Committee oversees (i) our accounting and financial reporting processes, (ii) the integrity and audits of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent auditors, and (v) the performance of our internal and independent auditors. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Audit Committee appears on page 13 of this Proxy Statement.

8 Proxy Statement and Notice of 2023 Annual Meeting

Proposal 1: Election of Directors

Compensation Committee

C. Reynolds Thompson, III Chairman Michael G. Stewart D. Paul Sparks, Jr.

Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. Based on these factors, the Board determined that all of the Compensation Committee members are independent.

The principal functions of the Compensation Committee are to evaluate the performance of our executive officers, review and approve the compensation for our executive officers, and review, administer and make recommendations to the full Board regarding our incentive compensation plans and equity-based plans. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and approves the Chief Executive Officer’s compensation. The Compensation Committee makes all compensation decisions with respect to the Chief Executive Officer and all other executive officers. The Chief Executive Officer is frequently asked to provide the Compensation Committee with the information it needs to perform these functions as well as to provide input and insights regarding each executive officer’s performance other than his own. The specific functions and responsibilities of the Compensation Committee are set forth in more detail in the Compensation Committee Charter, a copy of which is posted on our website at www.medicalpropertiestrust.com. The report of the Compensation Committee appears on page 36 of this Proxy Statement.

In 2022, the Compensation Committee engaged Gressle & McGinley, a nationally recognized compensation consultant. Gressle & McGinley assisted the Compensation Committee in determining the amount and form of executive compensation. The Compensation Committee also considered information presented by Gressle & McGinley when reviewing the appropriate types and levels of compensation for the Company’s non-employee director compensation program. Information concerning the nature and scope of Gressle & McGinley’s assignments and related disclosure is included in “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement. The Compensation Committee has assessed the independence of Gressle & McGinley, as required under the NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could give rise to a potential conflict of interest. Based on this review, the Compensation Committee has determined that Gressle & McGinley is independent and that their work has not raised any conflicts of interest.

Environmental and Social Committee

Caterina A. Mozingo Chairman Edward K. Aldag, Jr. Elizabeth N. Pitman Michael G. Stewart Emily W. Murphy

The Environmental and Social Committee is tasked with assisting the Board and management in addressing the Company’s activities in the areas of environmental and social responsibility (including its responsibilities to stockholders, employees, tenants, and the communities where it operates). The responsibilities of the Environmental and Social Committee include, among others, advising management with respect to the development, implementation and continuous improvement of programs, policies and practices relating to ESG matters. The Committee oversees the Company’s responsibilities in a wide range of areas, such as environmental, health and safety matters (including, but not limited to, compliance with governmental regulations), environmental sustainability and climate risk and political activities.

Proxy Statement and Notice of 2023 Annual Meeting 9

Proposal 1: Election of Directors

Ethics, Nominating and Corporate Governance Committee

Elizabeth N. Pitman Chairman Emily W. Murphy Michael G. Stewart

The Ethics, Nominating and Corporate Governance Committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors to the full Board; recommending the composition of the Board’s committees to the full Board; periodically reviewing the performance and effectiveness of the Board as a body; and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the Committee are set forth in its charter, a copy of which is posted on our website at www.medicalpropertiestrust.com.

The Ethics, Nominating and Corporate Governance Committee will consider all potential candidates for nomination for election as directors who are recommended by the Company’s stockholders, directors, officers, or employees. All director recommendations must be made during the time periods provided and must provide the information required by Article II, Section 2.03 of the Company’s Second Amended and Restated Bylaws (our “Bylaws”). All director recommendations should be sent to the Ethics, Nominating and Corporate Governance Committee, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Committee will screen all potential director candidates in the same manner, regardless of the source of their recommendation. The Committee’s review will typically be based on the written materials provided with respect to a potential director candidate. The Committee will evaluate and determine whether a potential candidate meets the Company’s minimum qualifications and requirements, whether the candidate has the specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. While the Committee considers different perspectives and skill sets when evaluating potential director candidates, the Committee has not established a formal policy regarding diversity in identifying candidates. The Committee nevertheless regularly reviews the composition of the Board as part of the annual self-evaluation process and seeks nominees who, taken as a whole, possess the experience and skills necessary for the effective functioning of the Board.

The Board has adopted the following minimum qualifications and specific qualities and skills for the Company’s directors, which serve as the basis upon which potential director candidates are evaluated by the Ethics, Nominating and Corporate Governance Committee:

•   directors should possess the highest personal and professional ethics, integrity, and values;

•   directors should have, or demonstrate an ability and willingness to acquire in short order, a clear understanding of the fundamental aspects of the Company’s business;

•   directors should be committed to representing the long-term interests of our stockholders;

•   directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time; and

•   directors should not serve on more than three boards of public companies in addition to our Board.

The Ethics, Nominating and Corporate Governance Committee also takes into consideration the diversity of its Board, including breadth of experience and the ability to bring new and different perspectives to the Board.

The Ethics, Nominating and Corporate Governance Committee recommended the nomination of all nine of the incumbent directors for re-election to the Board. The entire Board approved such recommendation.

Investment Committee

Edward K. Aldag, Jr. Chairman G. Steven Dawson R. Steven Hamner D. Paul Sparks, Jr. C. Reynolds Thompson, III

The Investment Committee, among other things, considers and takes action with respect to all acquisitions, dispositions, developments, and leasing of healthcare facilities in which our aggregate investment is between $20 million and $100 million.

10 Proxy Statement and Notice of 2023 Annual Meeting

Proposal 1: Election of Directors

Risk Committee

Elizabeth N. Pitman Chairman Edward K. Aldag, Jr. Caterina A. Mozingo R. Steven Hamner

The Risk Committee is tasked with assisting the Board in its risk management and risk assessment activities, including through oversight of risks related to (i) business continuity, (ii) revenue concentration and the financial health and operational status of the Company’s tenants and operators, (iii) modifications to the Company’s strategies, (iv) industry trends and general economic conditions, (v) entrance into new markets, (vi) privacy concerns and security breaches and (vii) federal and state regulations. The responsibilities of the Risk Committee also include monitoring guidelines, policies and processes for monitoring and mitigating the various risks facing the Company.

Governance, Ethics, and Stockholder Communications

Corporate Governance Guidelines. In furtherance of its goal of providing effective governance of the Company’s business and affairs for the long-term benefit of its stockholders, the Board has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at www.medicalpropertiestrust.com.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, as approved by the Board, which applies to all directors, officers, employees, and agents of the Company and its subsidiaries. The Code of Ethics and Business Conduct is posted on our website at www.medicalpropertiestrust.com/ethics-and-governance. We audit compliance with our Code of Ethics and Business Conduct with each officer and employee with a questionnaire that is required to be completed annually. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Ethics and Business Conduct applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Proxy Access Bylaw Provisions. In 2017, we amended our Bylaws to provide for “proxy access” for our stockholders. The proxy access provision permits a stockholder (or a group of up to 20 stockholders) that has owned at least 3% of our outstanding common stock for at least three years to nominate, and include in our proxy materials, up to the greater of two directors or 20% of the directors then in office; provided that the stockholders and the nominees satisfy the requirements specified in our Bylaws.

Stockholder and Interested Party Communications with the Board. Stockholders and all interested parties may communicate with the Board or any individual director regarding any matter that is within the responsibilities of the Board. Stockholders and interested parties should send their communications to the Board, or an individual director, c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The Secretary will review the correspondence and forward any communication to the Board, or the individual director, if the Secretary determines that the communication deals with the functions of the Board or requires the attention of the Board or the individual director. The Secretary will maintain a log of all communications received from stockholders.

We will provide, free of charge, hard copies of our Annual Report to Stockholders, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Also available, free of charge, are hard copies of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct along with the charters of our Ethics, Nominating and Corporate Governance Committee, our Audit Committee, and our Compensation Committee. All of these documents are also available on our website at www.medicalpropertiestrust.com.

Proxy Statement and Notice of 2023 Annual Meeting 11

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for the year ending December 31, 2023. PricewaterhouseCoopers LLP served as our independent registered public accounting firm during the year that ended December 31, 2022.

Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the independent auditor to perform the audit of our consolidated financial statements for the year ending December 31, 2023. PwC, an independent registered public accounting firm, also performed the audit of our consolidated financial statements for 2022, 2021, and 2020. The Board has approved the appointment of PwC as the Company’s independent registered public accounting firm for 2023 based on the recommendation of the Audit Committee.

Representatives of PwC are expected to participate in the 2023 annual meeting of stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our stockholders.

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditor. In addition to retaining the independent auditor to audit our consolidated financial statements, the Audit Committee may retain the independent auditor to provide other auditing services. The Audit Committee understands the need for our independent auditor to maintain objectivity and independence in its audits of our financial statements.

To help ensure the independence of the independent auditor, the Audit Committee has adopted a policy that all audit and non-audit services to be performed by its independent auditor must be approved in advance by the Audit Committee. The Audit Committee approved all services provided to us by PwC during the 2022 and 2021 calendar years.

The table below sets forth the aggregate fees billed by PwC for audit and non-audit services:

	2022	2021

Audit Fees	$1,269,500	$1,295,000

Audit-Related Fees	-	-

Tax Fees	-	-

All Other Fees	26,669	28,263

Total	$1,296,169	$1,323,263

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

12 Proxy Statement and Notice of 2023 Annual Meeting

Proposal 2: Ratification of Independent Registered Public Accounting Firm

Audit Committee Report

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on our website. The Board has determined that each committee member is independent within the meaning of the NYSE listing standards.

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. PwC, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with generally accepted accounting principles in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and PwC the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022. Management and PwC represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022, were prepared in accordance with GAAP. The Audit Committee also discussed with PwC the matters required to be discussed by the Statement of Auditing Standards No. 1301, as amended (“AS No. 1301”), as adopted by the PCAOB. AS No. 1301 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.

The Audit Committee received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (“Rule 3526”). Rule 3526 requires the independent auditor to provide written and oral communications prior to accepting an initial engagement conducted pursuant to the standards of the PCAOB and at least annually thereafter regarding all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to bear on independence, and to confirm that they are independent of the Company within the meaning of the securities acts administered by the SEC. The Audit Committee discussed with PwC any relationships that may impact their objectivity and independence and satisfied itself as to the firm’s independence.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and, as such, rely without independent verification on the information provided to them and on the representations made by management and PwC. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting processes, or appropriate internal controls and procedures designed to assure compliance with the accounting standards and applicable laws and regulations. Furthermore, the reviews and discussions of the Audit Committee referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s audited consolidated financial statements are presented in accordance with GAAP, or that PwC is, in fact, independent.

Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements as of and for the year ended December 31, 2022, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee.

G. Steven Dawson (Chairman)	D. Paul Sparks, Jr.	C. Reynolds Thompson, III

Proxy Statement and Notice of 2023 Annual Meeting 13

The Company asks that you indicate your support for our named executive officers’ compensation as described in the Compensation Discussion and Analysis (“CD&A”) and the accompanying tables and related disclosures beginning on page 19 of this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, is required pursuant to Section 14A of the Exchange Act. While the Say-on-Pay vote is advisory and therefore non-binding on the Company, the Board, or the Compensation Committee, it gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Our Board and Compensation Committee members take the views of our stockholders seriously and take these views into consideration when making executive compensation decisions. This vote is not intended to address any specific item of compensation but rather the overall compensation of our executive officers and the policies and practices described in this Proxy Statement. We conduct an annual, non-binding Say-on-Pay vote consistent with the recommendation of a majority of our stockholders expressed by vote at our 2017 annual meeting of stockholders.

The Board and the Compensation Committee will review the voting results of this advisory Say-on-Pay vote and take them into consideration when structuring future executive compensation arrangements. The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the 2023 annual meeting of stockholders and entitled to vote on the proposal will be required for approval.

As we describe in further detail in the CD&A, we believe that the experience, abilities, and commitment of our executive officers are unique in the business of investing in hospital real estate and are therefore critical to the long-term achievement of our investment goals. Accordingly, the primary objectives of our executive compensation program are to retain our key leaders, attract future leaders and align our executives’ long-term interest with the interests of our stockholders. The Board encourages you to carefully review the information regarding our executive compensation program contained in this Proxy Statement.

14 Proxy Statement and Notice of 2023 Annual Meeting

As required by Section 14A of the Exchange Act, we are seeking a non-binding, advisory recommendation from our stockholders as to the frequency of future non-binding, advisory votes on the compensation of our named executive officers. Stockholders may vote for a frequency of one, two or three years, or abstain.

We recommend that our stockholders select a frequency of one year, or an annual vote. We believe that this frequency is appropriate because it will continue to enable our stockholders to vote, on a non-binding, advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our named executive officers. An annual advisory vote on executive compensation is consistent with our policy of seeking regular input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Based on the factors noted above, the Board recommends that future votes on executive compensation occur every year until the next non-binding, advisory vote on the frequency of future non-binding, advisory votes on the compensation of our named executive officers, which will occur no later than our 2029 annual meeting of stockholders. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: every year, every two years, or every three years, or to abstain from voting. The Board unanimously recommends that you vote for a frequency of every “ONE YEAR” for future advisory votes on executive compensation.

Proxy Statement and Notice of 2023 Annual Meeting 15

We are a leading global provider of real estate capital to hospitals, and the second-largest non-governmental owner of hospitals in the world. We are unique among REITs due to our exclusive focus on investing in hospital real estate. Our hospitals and our tenant operators provided high quality care to millions of patients in the United States and abroad in 2022. Domestically, this included approximately 500,000 admissions, nearly two million emergency room visits and 300,000 surgeries.

Environmental Sustainability

We recognize the importance of environmental stewardship, and we demonstrate this through initiatives in our corporate operations, development projects and, to the extent possible, our triple-net or absolute-net lease properties. Materially, all of our leases are triple-net or absolute-net leases, which means our tenants have ultimate responsibility for deciding when and how to implement environmentally sustainable practices at the hospitals they operate. However, we communicate regularly with our tenants regarding sustainability matters and their importance.

Therefore, our environmental sustainability initiatives focus on environmental improvements to our corporate operations, environmental risk management in our development projects, and dialoguing with our tenants to better understand the environmental impact of our facilities. We recognize that our facilities generate waste and use energy and water, which results in greenhouse gas emissions, and that these actions have an impact on the environment. We also work closely with third parties to conduct physical inspections of our facilities.

For more information on our sustainability, please review our CRR which can be found on our website: https://www.medicalpropertiestrust.com/corporate-responsibility

16 Proxy Statement and Notice of 2023 Annual Meeting

Corporate Responsibility

Human Capital Management

◆   As of April 2023, we are a team of approximately 124 professionals, and we are committed to providing a challenging and dynamic work environment and to supporting professional and personal growth and development needs.

◆   Our commitment to protecting the rights of our employees, and to keeping them safe, is confirmed in our Company-wide Human Rights Policy, which can be found on our website: https://medicalpropertiestrust.com/corporate-responsibility/.

◆   All employees are also required to adhere to the highest ethical standards, including those confirmed in our Company-wide Code of Ethics and Business Conduct which can be found on our website: https://medicalpropertiestrust.com/corporate-responsibility/.

◆   We offer a competitive benefits package and equal employment opportunities designed to help recruit and retain high-quality, motivated employees, and to ensure their health and security. This includes paid parental leave and incremental coverage for fertility assistance.

Competitive Employee Benefits

Top-of-the-line insurance coverage including health, secondary health, dental, vision and life, with individual coverage at no cost to employees

401(k) Plan with employer matching

Monthly Fitness Allowance for employees with gym memberships and/or training programs

Reimbursement for concierge physician

Employee Assistance Program at no cost to employee

Open, collaborative workspaces

Paid parental leave

Personnel development through trainings and conferences, including off-site corporate retreats

Additional paid time off day annually for charitable work

Incremental coverage for fertility assistance

◆

We provide leadership training for employees who are moving into management roles, and we offer other training and continuing education opportunities. We pay expenses when employees attend continuing education courses in order to maintain their professional certifications. We also pay expenses when employees attend seminars and workshops on topics related to their job responsibilities.

◆

As part of our ongoing commitment to data privacy and security, we also conduct cybersecurity and security awareness trainings throughout each year. These trainings are also part of the employee onboarding process.

◆

We engage legal experts to provide training sessions on matters pertaining to (i) harassment in the workplace, (ii) Family and Medical Leave Act basics, (iii) legal issues in interviewing, (iv) promoting diversity in the workplace and (v) discrimination, disability, and documentation.

◆

As in the prior two years, we issued an anonymous, independent employee engagement survey and in 2022, we received a 95% response rate, that covered topics such as company culture, work environment, training and development, and overall job satisfaction. The results of the surveys are presented to management and to the Board and used to assess potential human capital risks and identify opportunities for deeper employee engagement. Such surveys are valuable indicators, and in 2023, we issued another survey and may continue to use them to help manage human capital going forward.

◆	We were ranked among the best places to work in healthcare in Modern Healthcare’s Best Places to Work 2022, a premier award program in the top U.S. healthcare news publication.

Proxy Statement and Notice of 2023 Annual Meeting 17

Corporate Responsibility

◆

We are firmly committed to providing equal opportunity in all aspects of employment and absolutely forbid discrimination against any person or harassment, intimidation or hostility of any kind, including on the basis of race, ethnicity, religion, color, sex, sexual orientation, sexual or gender identity, age, disability, national origin, military or veteran status, or retaliation against any other characteristic or conduct that may be protected by applicable local, state or federal law. We provide training on anti-harassment policies.

◆	Our commitment to a diverse and inclusive workplace is demonstrated by the following (as of April 2023):

For more information, please go to the Responsibility section of our website: https://medicalpropertiestrust.com/corporate-responsibility/

18 Proxy Statement and Notice of 2023 Annual Meeting

Executive Summary

Our Unique Business Model

Medical Properties Trust is a global organization that acquires and develops healthcare facilities and leases the facilities to healthcare operating companies under long-term net leases. We are the first U.S. company of its kind to invest in hospitals globally with approximately $21 billion invested around the world on an adjusted basis(1), as of December 31, 2022. Our diversified geographic footprint spans ten countries and 31 states in the U.S. We are at the forefront of our industry as the global leader in hospital real estate finance, providing crucial financing to our hospital operators, and unlocking significant value to fund critical growth in a vital industry. This sets us apart from most equity REITs, both in the healthcare and broader REIT sectors, and in order to successfully execute our strategy and effectively manage our complex operations, our executives require expertise both within the real estate industry and the healthcare industry. Furthermore, our global operations add a unique layer of complexity that requires specialized knowledge and understanding of distinct international markets to successfully execute transactions and operations around the world.

2022 Compensation Highlights

In 2022, our executive compensation program continued to emphasize a pay-for-performance structure that rewards long term and annual results consistent with our business plan and strategy and is based on the following key principles:

◆	Establish an appropriate level of target compensation for our NEOs that ensures the retention of our uniquely-qualified management team and is only adjusted periodically

◆	Use incentives that are tied to rigorous performance goals that formulaically adjust payouts and realized compensation to reflect our performance results

◆	Allocate the majority of compensation to equity-based awards to further emphasize alignment with our stockholders

We believe that both the success of our executive compensation program and our commitment to strong compensation governance was exhibited in 2022 as follows:

No Increase to Annual Target Pay	Significant Decline in Equity Value	Decrease in 2022 Cash Bonus Payouts
0% For All NEOs Since 2020 and No Increases for 2023	-$25 Million	-17%
During this period, our Say-on-Pay Support Has Consistently Been Above 92%	Reduction in our CEO’s “compensation actually paid” in
2022 as compared to the total amounts reported in our
Summary Compensation Table, driven by a significant
decline in the fair value of our CEO’s
	outstanding equity awards	Year-over-year Reduction in Cash Bonus for the CEO and CFO (and 21% reduction for the COO), demonstrating our rigorous performance targets

In 2022, MPT continued to utilize the same compensation program that (i) has been strongly supported by our stockholders, and (ii) provides significant alignment between our NEOs’ compensation and our long-term and annual results. These results are discussed in detail throughout this “Compensation Discussion and Analysis” section for our NEOs: Edward K. Aldag, Jr. – Chairman, President & Chief Executive Officer; R. Steven Hamner – Executive Vice President & Chief Financial Officer; and Emmett E. McLean – Executive Vice President, Chief Operating Officer & Secretary(2).

(1)	Refer to Appendix A for our definition of total adjusted gross assets and a reconciliation of total assets to total adjusted gross assets.
(2)

On February 16, 2023, Emmett E. McLean notified the Board of Directors of his intent to retire as Executive Vice President, Chief Operating Officer, and Secretary of the Company, effective September 1, 2023.

Proxy Statement and Notice of 2023 Annual Meeting 19

Compensation Discussion and Analysis

2022 Performance Highlights

Even in 2022’s challenging global, economic and financial environments, we continued to execute our long-term and annual strategies that included selective and accretive investments in hospital real estate and steady earnings growth.

Financial Performance

◆	Sustained outperformance building on strong financial performance in 2021 and positioning of our portfolio over the past several years, including the following achievements:

Value-Added Transactions	Steady Earnings Growth over the Past Three Years	Sustainable Future
$1.1 Billion new investments closed in 2022 worldwide $13 Billion new investments closed since the beginning of 2019		17.6 Years Weighted-Average Lease and Loan Maturity

◆	Double-digit year-over-year growth in net income of 37.6% in 2022, with an approximate 34% cumulative annual growth rate since the beginning of 2020

◆	Steady growth in Normalized FFO(1) over the past three years, with an approximate 25% cumulative annual growth rate since the beginning of 2020

◆	Continued to improve tenant diversification with no single property representing more than 3% of our overall portfolio

◆	Steady dividend growth with 10 consecutive years of dividend increases that continued in 2022, with 3.6% year-over-year growth

Dividend per Share Growth

(3.8% CAGR since 2012)

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.
(2)

Our largest tenant concentration was 19.8% as of December 31, 2022 on a total adjusted gross asset basis. Refer to Appendix A for our definition of total adjusted gross assets and a reconciliation of total assets to total adjusted gross assets.

(3)	As of December 31, 2022.

20 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Total Stockholder Return Performance

◆	Our sustained payment of well-covered cash dividends has resulted in exceptional relative value to shareholders in the face of 2022’s global inflation and interest rate spikes

◆	$4.32 billion in cumulative dividends paid since IPO

Cumulative TSR Growth Since-IPO

(Value of $100 invested on July 7, 2005)

	As of December 31, 2022

	Since IPO TSR	10-Year TSR	5-Year TSR	1-Year TSR

Medical Properties Trust	288%	77%	10%	-49%

Dow Jones U.S. Real Estate Health Care	228%	32%	7%	-22%

S&P Global REIT	138%	63%	10%	-24%

Proxy Statement and Notice of 2023 Annual Meeting 21

Compensation Discussion and Analysis

Stockholder Engagement

Our stockholders have continuously and strongly approved our executive compensation plans. Over 92% of the shares present and entitled to vote at our 2022 annual meeting of stockholders were cast in favor of the 2022 Say-on-Pay proposal. Support for our Say-on-Pay proposal has exceeded 90% in each of the past seven years, with average support of nearly 95% over this period as compared 91% support for all REITs.

Proactive engagement and transparency. Our history of Say-on-Pay results is indicative of our stockholders’ support and approval of our executive compensation program. Our stockholders continue to affirm their positive support and feedback for our program and, accordingly, we maintained the core elements of our compensation program but continued to make enhancements to further improve our strong governance standards.

We actively engage with our stockholders in person and telephonically to ensure that they are fully informed about our executive compensation policies. In the past three years, we have held discussions with stockholders representing the majority of our shares outstanding.

Review:   Review results from the annual meeting of stockholders to inform the framework of our annual compensation review process

Analyze:    Monitor market trends and review compensation policy based on governance trends and stockholder feedback (e.g., benchmarking levels and structural considerations)

Engage:  Engage with stockholders regarding the core structure and elements of our executive compensation

Implement:  Implement and adjust compensation program based on feedback from stockholders and current market and governance standards

File:      Publish annual proxy statement and prepare for annual meeting of stockholders

In 2022, the feedback on our executive compensation program from our stockholder engagement efforts was positive and resulted in consistently strong Say-on-Pay approval. Based on the overwhelmingly positive support of our program from our stockholders, we kept the overall structure of the compensation program and magnitude of target compensation largely unchanged or decreased to further strengthen alignment with our stockholders as further described below in our “Evolution of our Compensation Program”.

22 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Evolution of Our Compensation Program and Governance. We have made consistent progress in developing a compensation program that is aligned with best market and governance practices. The importance of stockholder engagement is evidenced by the meaningful enhancements we have made over the years:

Compensation and Governance Evolution
2018 and Prior

›  Streamlined annual cash incentive measures and clarified rationale for metrics

›  Adopted anti-hedging and anti-pledging policies for NEOs, directors and employees

›  Implemented a clawback policy that applies to both cash and equity compensation

›  Established executive stock ownership guidelines, including a minimum of 6x base salary for the CEO

›  Committed to eliminate multi-year evergreen, single-trigger change of control and excise tax gross-up provisions from future employment agreements (no such provisions have been included in Company contracts since 2003)

2019

›  Modified performance-based equity awards to include both operational performance metrics that drive long-term stockholder value creation and TSR metrics

›  Reduced the discretionary portion of annual cash incentives from 35% to 20%

›  Established an employee-led Green Team

›  Implemented Company-wide environmental initiatives and engaged in active dialogue with our tenants and developers on ESG-related matters

2020

›  Increased the performance-based equity portion to represent two-thirds of the target long-term incentive value

›  Incorporated an absolute TSR modifier (in addition to the existing relative TSR modifier) to ensure that our executives would not be significantly rewarded during periods of low or no growth (payouts reduced up to 25% if TSR is below 3% per annum)

›  Refined our executive compensation peer group to include only the most comparable REITs using a transparent selection methodology

›  Added ESG performance to the annual cash bonus program consistent with our commitment to ESG initiatives

›  Diversified our Board with one additional female director who is also Latina and a native of Costa Rica

2021 - 2023

›  Continued to achieve market leading Say-on-Pay support, including 92.3% in 2022 as compared to 88.7% for all other REITs

›  Established two new standing Board committees including an Environmental and Social Committee and a Risk Committee

›  Demonstrated our commitment to Board refreshment and diversity with the addition of one additional female director (female directors now represent 33% of the Board, up from 25%)

›  No increases to target compensation for any of our NEOs despite the significant increase in our size and the complexity of our business

›  Streamlined CD&A disclosure to enhance pay transparency

›  Enhanced disclosure on how we determine equity awards and the Compensation Committee’s assessment of the discretionary portion of the bonus program

Proxy Statement and Notice of 2023 Annual Meeting 23

Compensation Discussion and Analysis

Compensation Philosophy, Design, and Process

Our executive compensation program is designed to attract and retain high caliber executives capable of managing our unique business model with expertise in real estate, healthcare, international and financing operations. Our program was designed to motivate and reward executives for successful execution of our business strategy that is tied to rigorous performance goals. In recent years, we have made several enhancements but maintained these core elements of our program. The effectiveness of our executive compensation program is illustrated by our significant achievements, including:

◆	Accretive new investments of over $13 billion since the beginning of 2019

◆	Net income of $902.6 million, representing 37.6% year-over-year growth in 2022

◆	10 consecutive years of dividend growth per share

Additionally, we believe that our current executive compensation program represents a balanced and strategically aligned pay-for-performance program as demonstrated by the following:

◆

Approximately 66% of our CEO’s compensation is variable and at-risk, tied directly to the achievement of operational and financial performance, because we value the clarity of formulas that tie compensation to stockholder returns in the long-term.

◆

The variable components of our compensation program specifically include rigorous performance goals meant to motivate management to execute our business plan tied to accretive growth, strategic financing and raising efficient capital. In our long-term program, our 2022 goals required meaningful growth in terms of FFO per share, EBITDA and acquisitions while also decreasing compensation based on the relative and absolute TSR performance in 2022.

◆

The majority of our equity awards (approximately two-thirds for all NEOs) are at-risk performance-based stock awards earned based on the achievement of operational goals and subject to adjustment based on both absolute and relative TSR, with the remainder in the form of time-based stock awards that are subject to the same stock price fluctuations as our stockholders. This approach reflects our understanding that our investors value equity-based compensation to align our executives’ interests with those of our stockholders. In 2022, because of the one-year TSR performance that negatively impacted our stockholders, our NEOs’ compensation was also adjusted negatively.

◆

Less than 10% of our CEO’s compensation is fixed in the form of base salary, which plays a recruiting and retention role, because we can neither wait for the long-term to arrive before compensating our people nor incentivize a risky swing-for-the-fences strategy.

24 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Our Executive Compensation Process

Compensation Committee	Compensation Consultant	Management
Provides independent oversight and approval with respect to executive compensation matters	Provides guidance to the Compensation Committee throughout the year on compensation matters, including benchmarking for pay levels, pay practices and governance trends	Provide additional information as requested by the Compensation Committee

Assesses corporate and individual performance as it relates to actual compensation for our NEOs	Assists with peer group selection and analysis	CEO provides input on individual performance for other NEOs and achievements relating to strategic non-financial business goals

Administers our equity incentive programs, including reviewing and approving equity grants to our NEOs	Reviews and advises on recommendations, plan design and measures

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is responsible for designing our executive compensation program, establishing compensation levels, and measuring the performance of our NEOs. The Compensation Committee, which consists of three independent directors, is responsible for the design, review, and approval of all aspects of our executive compensation program. Among other duties, the Compensation Committee is responsible for the following:

◆	Reviewing and approving, on an annual basis, the corporate incentive goals and objectives relevant to the annual cash bonus plan and performance-based shares

◆	Evaluating the performance of our executive officers in light of these goals and objectives

◆	Evaluating the competitiveness of each executive officer’s total compensation package relative to what other publicly traded and private equity-backed real estate investors may offer

◆

Approving any changes to each of our executive’s total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts, and retention programs

In order to assist the Compensation Committee in designing, establishing and monitoring our executive compensation plans, the Compensation Committee has engaged an independent executive compensation consultant, as described below.

Role of the Compensation Consultant

The Compensation Committee recognizes that it is essential to receive objective advice from its outside compensation consultant and, in 2022, the Compensation Committee retained Gressle & McGinley, LLC, a nationally recognized compensation consulting firm (the “Compensation Consultant” or “Gressle & McGinley”). The Compensation Consultant was engaged by and reports directly to the Compensation Committee. Upon the request of the Compensation Committee, a representative of Gressle & McGinley attended meetings of the Compensation Committee and communicated with the Chairman of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

The Compensation Consultant provides various executive compensation services to the Compensation Committee. Generally, these services include, among others, (i) advising the Compensation Committee on the principal aspects of our executive compensation program and director compensation program and evolving industry practices; (ii) presenting information to assist the Compensation Committee in determining the appropriate peer group to be used to evaluate the competitiveness of our compensation program; (iii) providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to our performance; and (iv) preparing recommendations based on the Company’s performance, current market trends and corporate governance developments. The Compensation Committee has determined, based on a review of relevant factors, that

Proxy Statement and Notice of 2023 Annual Meeting 25

Compensation Discussion and Analysis

Gressle & McGinley is independent and that their work has not raised any conflict of interests. The Compensation Committee also closely examines the safeguards and steps that Gressle & McGinley takes to ensure that its executive compensation consulting services are objective.

Other than advising the Compensation Committee as described above, Gressle & McGinley did not provide any other services to the Company in 2022.

Role of the Chief Executive Officer

Although executive compensation determinations are ultimately made by the Compensation Committee, the CEO provides additional information to assist the Committee in evaluating and determining executive compensation and provides input on each executive officer’s performance, other than his own.

Use of Peer Group Data

We use peer group data to ensure that our compensation program remains both appropriate and competitive in relation to those companies with whom we most directly compete for talent and business opportunities, among other things. Constructing an appropriate peer group requires various considerations as no single company or industry fully captures the scope of our operations. In particular, the complexities faced by our Company as a result of our global operations and the expertise required of our executives given our specialized assets presents a unique challenge in developing an appropriate peer group.

Beginning in 2020, we refined our peer group identification methodology to include only REITs, with a focus on strategic peers that better reflect the uniqueness of our business, growth initiatives and global operations. On an annual basis, we review our peer group to ensure the overall composition reflects an appropriate competitor set. Accordingly, we reviewed our peer group based on the following criteria:

◆	Continuity: Sensitivity to peer group continuity to ensure that peer group results are comparable year-over-year and are not arbitrarily adjusted for short-term changes in peer dynamics

◆

Size: REITs within an appropriate size range relative to our Company, in terms of total capitalization and ensuring the Company is at the approximate median or above the overall peer set. For 2022, the size range was slightly expanded to account for significant market volatility in the REIT sector and ranged from 0.3x to 3.0x (as compared to 0.4x to 2.5x in 2021). No new companies were added as a result of this change, but it allowed for peer group continuity

◆	Global: Companies with a global presence that reflect the same complexities faced by our global operations and challenges associated with operating on an international scale

◆	Healthcare Expertise: REITs that primarily invest in medical properties and/or healthcare assets whose executives require expertise in the healthcare/medical sector

◆	Specialized REITs: REITs with specialized assets that require executives to have knowledge of the underlying assets

◆	Net Lease REITs: REITs with a significant portion of properties leased on a triple-net basis

During 2022, the Compensation Committee utilized peer group compensation data to understand the Company’s pay levels and structure as compared to the market. Although the Compensation Committee does not adhere to a specific formula nor does it target a certain percentile of compensation, we believe it is important to understand the competitive landscape to effectively assess each NEO’s total compensation opportunity, pay mix and overall governance and market trends. We strive to ensure that our compensation program and opportunities remain equitable and competitive, while also considering factors such as size, scope of operations and our relative performance, as appropriate.

26 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

2022 Executive Compensation Peer Group

The approved peer group for 2022 includes the following companies (ranked by total capitalization) with MPT slightly above median of the peer group based on total capitalization:

Company	Total Capitalization(1)	Industry	Size	Global	Healthcare Expertise	Specialized REIT	Net Lease REIT

Welltower Inc.	$47,373	Health Care REIT	◆	◆	◆	◆	◆
SBA Communications Corporation (REIT)	$46,466	Specialty REIT	◆	◆		◆

Alexandria Real Estate Equities, Inc.	$38,477	Office REIT	◆	◆		◆	◆

Ventas, Inc.	$30,746	Health Care REIT	◆	◆	◆

Boston Properties, Inc.	$27,669	Office REIT	◆			◆

Iron Mountain Incorporated	$27,577	Specialty REIT	◆	◆	◆	◆

Healthpeak Properties, Inc.	$20,910	Health Care REIT	◆	◆	◆	◆

Gaming and Leisure Properties, Inc.	$20,160	Casino REIT	◆			◆	◆

Medical Properties Trust, Inc.	$16,139	Health Care REIT	◆	◆	◆	◆	◆

Vornado Realty Trust	$15,004	Office REIT	◆			◆

Healthcare Realty Trust Incorporated(2)	$13,245	Health Care REIT	◆		◆		◆

Omega Healthcare Investors, Inc.	$12,028	Health Care REIT	◆	◆	◆		◆

SL Green Realty Corp.	$9,282	Office REIT	◆			◆

Kilroy Realty Corporation	$8,944	Office REIT	◆			◆

Douglas Emmett, Inc.	$8,441	Office REIT	◆			◆

Hudson Pacific Properties, Inc.	$7,244	Office REIT	◆	◆		◆

JBG SMITH Properties	$4,882	Diversified REIT	◆			◆

(1)	All financial data in $ millions per S&P Capital IQ Pro as of December 31, 2022.

(2)	Based on the selection criteria above, Healthcare Trust of America, Inc. was removed and replaced with Healthcare Realty Trust Incorporated (the post-Merger entity).

Proxy Statement and Notice of 2023 Annual Meeting 27

Compensation Discussion and Analysis

Compensation Program Features

The following chart provides an overview of the components of our 2022 executive compensation program, including the objective of each component and how it ties to our overall compensation philosophy, which can be summarized in the following key categories:

Retention	Provide Competitive Pay Opportunities
Motivate Execution of Business Strategy	Balance Short-Term and Long-Term Performance
Alignment with Stockholders	Drive Performance Through Rigorous Performance Goals

Element	Description	Objective	Pay Philosophy Element

Base Salary	Based on duties, experience and internal pay equity	Provides a fixed level of cash compensation to attract and retain talented executives

Annual Cash Bonus	50% Normalized FFO per Share	Aligns our executives with near-term financial goals and strategic priorities, which for 2022 included Normalized FFO growth and managing leverage
20% EBITDA/Interest Expense
10% ESG Initiatives

For 2022 as we remain focused on the importance of ESG for both internal and external stakeholders, we continued to include the achievement of ESG initiatives in our annual cash bonus program as standalone assessment criteria

	20% Qualitative Performance	Given that the majority of our compensation is based on pre-established metrics and goals, allows for a subjective assessment of performance on a more holistic basis and considers factors that may not be quantifiable

Time-Based Shares	Vest ratably over 3 years	Promotes retention and aligns executives with stockholders

Performance-Based Shares	30% FFO per Share Growth	Rewards executives for meaningful FFO per share growth in both the short- and long-term. Achievement of these goals requires significant accretive growth on an annual and cumulative basis
	40% EBITDA	Ensures that executives are focused on profitability and stockholder value creation through EBITDA growth in both the short-term and long-term periods
30% Acquisitions

Motivates our executives to execute our growth strategy that involves making accretive acquisitions to achieve portfolio growth that would not be achieved through a simpler organic growth model focused only on leasing spreads

	Absolute and Relative TSR Modifier	Adjusts payouts to align with long-term stockholder returns on both an absolute and relative basis

28 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Elements of Pay

Base Pay

Base pay represents fixed cash compensation intended to attract and retain talent and is generally determined based on a review of individual experience, performance, internal pay equity considerations and peer group base pay levels. Although base pay levels are only adjusted periodically, the Compensation Committee reviews levels annually.

The following chart sets forth 2022 base salaries for our NEOs, which remained unchanged from 2021 amounts.

Named Executive Officer	2022 Base Salary ($)

Edward K. Aldag, Jr.	1,000,000

R. Steven Hamner	675,000

Emmett E. McLean	550,000

Most Recent Action by the Compensation Committee

No 2023 salary increases were provided to our NEOs based on the Compensation Committee’s review at year-end 2022. Our CEO and COO’s salary have not been increased since 2018 and our CFO’s salary has not been increased since 2020.

Annual Cash Bonus Plan

Annual Cash Bonus Opportunities

For 2022, cash bonus opportunities for our NEOs as a percent of base salary were as follows:

Named Executive Officer	Threshold	Target	Maximum

Edward K. Aldag, Jr.	100%	200%	300%

R. Steven Hamner	100%	150%	225%

Emmett E. McLean	50%	100%	175%

Most Recent Action by the Compensation Committee

We make periodic adjustments to target bonus opportunities, which were last adjusted in 2020 in an effort to bring more balance to our compensation pay mix with minimal increases to base salaries. For 2023, annual cash bonus opportunities will continue to remain unchanged for the CEO and CFO. For our COO, Mr. McLean, the maximum payout decreased to 125% (from 175%).

Annual Cash Bonus Plan Metrics

The cash bonus plan metrics are reviewed annually by the Compensation Committee to ensure continued alignment with our strategic goals for the upcoming year. These goals are critical to our long-term success and are designed to be challenging and rigorous to ensure that we remain focused on differentiated growth and our overall business strategy.

Proxy Statement and Notice of 2023 Annual Meeting 29

Compensation Discussion and Analysis

The 2022 cash bonus plan metrics are set forth in the following chart:

Performance Metric	Weighting	Threshold	Target	Maximum	2022 Achievement
Normalized FFO Per Share Encourages focus on profitability as measured by the most frequently used REIT earnings measurement on a per share basis; mitigates the risk of non-profitable acquisitions or other low-quality growth	50%	$1.79	$1.82	$1.85	$1.82

Target Normalized FFO per share represents an approximate 11% increase over the 2021 cash bonus target and a 4.0% increase over 2021 results as compared to 2.76% for US Healthcare REITs.(1)(2)
EBITDA/Interest Expense Ratio Motivates management to maintain financial health and a low cost of capital	20%	3.5x	3.7x	3.9x	4.3x

The 3.4x target ratio was established based on our historical strategies and debt levels as publicly disclosed during recent years.
Environmental, Social and Corporate Governance Encourages management to prioritize and execute on annual ESG initiatives	10%	Compensation Committee’s Assessment			Achieved Annual ESG Initiatives

ESG accomplishments include (i) improved MSCI rating to BBB, (ii) ranked by Modern Healthcare as one of the best places to work for millennials, (iii) engaged multiple advisors to assist in our ESG strategy and environmental data collection and (iv) hired a dedicated ESG professional.

Qualitative Performance Review Represents indicators of the executive’s success in fulfilling his responsibilities to the Company and in executing its strategic business plan	20%	Compensation Committee’s Assessment			See Below

See below for additional detail on the Compensation Committee’s review of qualitative performance.

How We Determined Qualitative Performance for the Annual Cash Bonus Plan

The Compensation Committee assessed qualitative performance of the Company and of each NEO, which accounts for only 20% of the overall bonus. Our NEOs’ performance is most directly tied to the Company’s overall financial and operational accomplishments and accordingly, the Committee assessed the qualitative component based on the following key considerations:

Year-over year growth in Normalized FFO per share(1) of 4.0% as compared to 2.76% median growth at U.S. Healthcare REITs(2)

Closed on $1.1 billion in new investments during 2022

Ten consecutive years of annual dividend growth, with a 3.8% compound annual growth rate

Continued to improve tenant diversification by expanding the number of operators to 55 (from 53 in 2021)

Continued to expand our global footprint with the acquisition of four hospitals in Finland and the acquisition of six additional Priory assets

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

(2)	Information based on KeyBanc Equity REIT Leaderboard, published December 31, 2022.

30 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Based on the above and the 2022 performance highlights previously discussed under “2022 Performance Highlights”, the Compensation Committee determined that the qualitative component of the 2022 cash bonus program was earned at the full 20%, with overall cash bonus amounts as follows:

Named Executive Officer	2022 Earned Bonus ($)	2021 Earned Bonus ($)	% Change

Edward K. Aldag, Jr.	2,500,000	3,000,000	-17%

R. Steven Hamner	1,265,625	1,518,750	-17%

Emmett E. McLean	756,250	962,500	-21%

2022 Annual Equity Awards

We use a balanced approach to equity compensation and grant a combination of both time-based shares and performance-based shares, with the majority of the awards (approximately 66%) vesting contingent on performance and 100% at-risk. The time-based portion of the award is intended to promote retention, while also subjecting our executives to the same market fluctuations faced by our stockholders.

In 2022, our NEOs were granted time-based shares that vest in equal quarterly installments over three years as follows:

	Target Value of Time-Based Shares ($)

Named Executive Officer	2022(1)	2021	% Change

Edward K. Aldag, Jr.	4,250,000	4,250,000	0%

R. Steven Hamner	2,125,000	2,125,000	0%

Emmett E. McLean	950,000	1,300,000	-27%

NEO Total	7,325,000	7,675,000	-5%

(1)	The grant date fair values, computed in accordance with ASC 718, were $4,109,811, $2,054,916, and $918,681 for Messrs. Aldag, Hamner and McLean, respectively.

The performance-based shares are designed to incentivize performance in both the long-run and short-run. Awards are earned subject to the achievement of three-year goals, while also allowing a portion of the award to be earned subject to the achievement of one-year goals (maximum of 1/3 of the shares). The following chart provides the target value of performance-based shares granted to our NEOs in 2022.

	Target Value of Performance-Based Shares ($)

Named Executive Officer	2022(1)	2021	% Change

Edward K. Aldag, Jr.	8,250,000	8,250,000	0%

R. Steven Hamner	4,125,000	4,125,000	0%

Emmett E. McLean	1,950,000	2,600,000	-25%

NEO Total	14,325,000	14,975,000	-4%

(1)	The grant date fair values, computed in accordance with ASC 718, were $8,270,489, $4,135,256, and $1,954,860 for Messrs. Aldag, Hamner and McLean, respectively.

Proxy Statement and Notice of 2023 Annual Meeting 31

Compensation Discussion and Analysis

The 2022 performance shares can be earned based on the following goals set by the Compensation Committee, which include both long-term and annual goals to align with our strategic business plan and our commitment to sustained growth that will ultimately drive long-term value creation. The 2022 performance metrics were selected in accordance with our strategic business plan and include goals for FFO per share growth, EBITDA and acquisitions.

	FFO per Share Growth		EBITDA (in millions) ($)		Acquisitions (in millions) ($)

	2022	2024	2022	2024	2022	2024

Threshold (50%)	2.00%	4.00%	$1,475.0	$1,550.0	$500.0	$1,500.0

Target (100%)	4.00%	8.00%	$1,487.5	$1,575.0	$750.0	$2,250.0

Maximum (200%)(1)	6.00%	12.00%	$1,500.0	$1,600.0	$1,000.0	$3,000.0

(1)	Mr. McLean’s maximum is 150% of target.

Performance is measured over the three-year performance period and shares are earned based on the three-year performance goals listed above. To further strengthen alignment with our stockholders, any earned shares are subject to both an absolute and relative TSR modifier. One-half of the earned shares will be adjusted between 75% to 125% based on relative TSR performance between the 25th percentile to the 75th percentile, and one-half of the earned shares will be adjusted between 75% to 125% based on absolute TSR performance between 0% and 6% per annum.

To track the milestone progress during the performance period and to incentivize the consistent execution of our strategy and business plan, up to one-third of the target award may be earned at the end of 2022. The Compensation Committee believes that using one-year and three-year goals creates a balanced program that ensures that management remains focused in both the short-term and the long-term to drive consistent market-leading growth.

How We Determine Annual Equity Awards

Equity compensation is a critical component of our executive compensation program that directly aligns our NEOs’ long-term interests with our stockholders and provides additional retention for our executives. Grants were approved in January 2022 based on the following considerations:

›	Our consistent and significant performance achievements over both the short- and long-term periods:

•	Strong earnings growth including an approximate 34% cumulative annual growth in net income since the beginning of 2020

•	Year-over year growth in Normalized FFO per share(1) of 4.0% as compared to 2.76% median growth at U.S. Healthcare REITs(2)

•	Closed on $1.1 billion in new investments during 2022 and $13 billion since the beginning of 2019

•	Ten consecutive years of annual dividend growth, with a 3.8% compound annual growth rate

›

A significant portion of our annual equity awards are tied to significant performance achievements that align and reward our executives for successfully executing on our strategic growth plan and only earn value to the extent that these significant performance hurdles are achieved

›

The Compensation Committee’s assessment of our NEOs’ overall compensation relative to our peer group and the confirmation that the value realized by NEOs was materially impacted by lost equity value in 2022 (consistent with the intent of our pay-for-performance compensation structure).

32 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

›	Based on this review, our Compensation Committee made the following decisions related to grants made in January 2022 and 2023:

Most Recent Action by the Compensation Committee

No increases to target equity values for the CEO and CFO in 2022 or 2023. For our COO, Mr. McLean, his target equity values decreased in 2022 and 2023.

Additionally, the pay mix of the equity awards was designed so that the majority of the awards vest contingent on achievement of rigorous performance goals (reflects approximately 66% of the market value on the date of grant).

(1)	Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO.

(2)	Information based on KeyBanc Equity REIT Leaderboard, published December 31, 2022

Other Benefits

We maintain a 401(k) retirement savings plan and annually match 100% of the first 3% of pay contributed, plus 50% of the next 2% of pay contributed, to such plan by any employee (subject to certain tax limitations). We offer medical, dental, and vision plans, and pay the coverage cost under these plans for the NEOs and their eligible dependents. Each of our NEOs has an employment agreement with us pursuant to which certain other benefits are provided to them. The material terms of each such employment agreement are described under “Employment Agreements with Named Executive Officers” below.

Proxy Statement and Notice of 2023 Annual Meeting 33

Compensation Discussion and Analysis

Other Aspects of Our Executive Compensation Program

Equity Ownership Guidelines

We believe that equity ownership by our directors and officers can help further align their interests with our stockholders’ interests. To that end, we have adopted equity ownership guidelines applicable to our directors and to executive officers. Failure to meet the ownership levels or show sustained progress towards meeting them, may result in payment to the directors and executive officers of future compensation in the form of equity rather than cash.

With respect to our executive officers and non-employee directors, the guidelines require ownership of shares of our common stock within five years of becoming an executive officer or three years after a non-employee director initially joins the Board, with a value equal to the following multiple of base salary (or annual fee for the non-employee directors):

Title	Multiple of Base Salary / Annual Fee	Compliance with Guidelines

Chairman, Chief Executive Officer and President	6x	Yes

Executive Vice Presidents (including CFO and COO)	4x	Yes

Non-Employee Directors	3x	*

*

All of our non-employee directors and NEOs as of March 29, 2023 met the equity ownership guidelines, except for Ms. Mozingo, Ms. Murphy, Ms. Pitman and Mr. Thompson. Ms. Murphy has three years from her initial election to the Board to reach compliance. Ms. Mozingo, Ms. Pitman and Mr. Thompson are not in compliance with the equity ownership guidelines as a result of the decrease in the price of our common stock. We anticipate that they will be back in compliance with the guidelines within the next 12 months.

Clawback Policy

In February 2013, the Board adopted a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards (including awards made under our annual cash bonus plan and long-term incentive plans) in the event the Company is required to restate its financial statements due to the material noncompliance of the Company with financial reporting requirements under the securities laws, as a result of intentional misconduct, fraud or gross negligence.

Each executive officer who is directly responsible for the intentional misconduct, fraud or gross negligence shall reimburse the Company for incentive awards made to that executive officer after January 1, 2013, that would not have been made if the restated financial measures had been reported initially.

In light of the SEC’s adoption of final clawback rules in October 2022 and the NYSE’s issuance of its proposed rule in February 2023, we intend to update our clawback policy to comply with applicable NYSE listing rules when effective.

No Hedging or Pledging

The Company maintains an internal “Insider Trading Policy” that is applicable to our executive officers and directors. Among other things, the policy prohibits any employee of the Company (including directors or executive officers) from (i) engaging in short sales of the Company’s securities and from trading in puts, calls, options or other derivative securities based on the Company’s securities, (ii) engaging in hedging or monetization transactions (which allow a stockholder to continue to own the covered securities, but without the full risks and rewards of ownership) and (iii) pledging the Company’s securities as loan collateral.

Other Practices with Regard to Equity Awards and Purchases and Sales of Shares

The Compensation Committee determines the number of shares underlying grants of restricted stock awards and the executive officers who will receive such awards. All NEOs must receive prior authorization for any purchase or sale of our common stock.

We have never granted stock options to our executive officers, and we have not granted any stock options since those granted to our initial directors in 2004.

34 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Compensation Risk Assessment

During 2022, the Compensation Committee reviewed the potential risks in the Company’s compensation program to ensure that compensation methods do not incentivize our executives to make decisions that, while creating apparent short-term financial and operating success, may in the longer-term result in future losses and other value depreciation.

After reviewing the analysis, the Compensation Committee concluded that the Company’s compensation policies and practices do not encourage excessive risk taking nor create any risks that would be reasonably likely to have a materially adverse effect on the Company, and it believes that the following risk oversight and compensation design features assist in guarding against excessive risk taking:

•

Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage excessive risk taking

•	Base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security

•	A significant portion of each executive’s compensation is tied to the future stock performance of the Company

•	Stock compensation and vesting periods for stock awards designed to encourage executives to focus on sustained stock price appreciation

•	A mix between cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of the Company and its stockholders.

Section 162(m) Policy

The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Code, a publicly-held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” The Compensation Committee believes that stockholder interests are best served if they retain maximum flexibility to design executive compensation programs that meet stated business objectives. For that reason, while our Board and Compensation Committee have considered the potential effects of Section 162(m) of the Code on the compensation paid to our named executive officers, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code. In addition, because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

Proxy Statement and Notice of 2023 Annual Meeting 35

Compensation Discussion and Analysis

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

C. Reynolds Thompson, III. (Chairman)	Michael G. Stewart	D. Paul Sparks, Jr.

36 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Summary Compensation Table

The amounts in the table below are a summary of the components of compensation our NEOs received in the last three years:

Name	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)		Total ($)

Edward K. Aldag, Jr.	2022	1,000,000	600,000	12,380,300	1,900,000	145,213	(4)	16,025,513

Chairman, Chief Executive	2021	1,000,000	600,000	12,928,532	2,400,000	108,097		17,036,629

Officer and President	2020	1,000,000	600,000	12,732,033	2,400,000	125,604		16,857,637

R. Steven Hamner	2022	675,000	303,750	6,190,172	961,875	32,974	(5)	8,163,771

Director, Executive	2021	675,000	303,750	6,464,266	1,215,000	27,313		8,685,329

Vice President, Chief Financial Officer	2020	675,000	303,750	6,366,029	1,215,000	61,643		8,621,422

Emmett E. McLean	2022	550,000	192,500	2,873,541	563,750	40,690	(6)	4,220,481

Executive Vice President,	2021	550,000	192,500	4,034,826	770,000	64,625		5,611,951

Chief Operating Officer and Secretary	2020	550,000	192,500	4,738,268	770,000	65,251		6,316,019

(1)	Reflects the cash bonus earned by our named executive officers for the applicable year based on a qualitative review of individual performance by the Compensation Committee.

(2)

Represents the aggregate grant date fair value of restricted stock awards, calculated in accordance with FASB ASC Topic 718. For awards subject to performance-based vesting conditions, the value reported reflects the fair value of the award at the grant date based upon the probable outcome of the performance conditions. The reported value for performance awards granted in 2022 was $8,270,489; $4,135,256; and $1,954,860 for Messrs. Aldag, Hamner, and McLean, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved, would be $20,676,223; $10,338,140; and $3,665,364 for Messrs. Aldag, Hamner, and McLean, respectively. Assumptions used in the calculation of these amounts are included in Note 7 of the Notes to Consolidated Financial Statements included in our 2022 Annual Report on Form 10-K.

(3)	Reflects the cash bonus earned by our named executive officers for the applicable year based on the achievement of specified corporate goals.

(4)

Represents $12,200 in Company 401(k) match, $7,877 for health insurance, a $12,000 automobile allowance, $52,248 for the cost of tax preparation and financial planning services, $51,888 for the cost of life insurance, $3,312 for disability insurance and $5,688 for annual physical. These amounts are inclusive of $46,863 to reimburse Mr. Aldag for his tax liabilities associated with such payments.

(5)

Represents $12,200 in Company 401(k) match, $7,877 for health insurance, $3,897 for the cost of tax preparation and a $9,000 automobile allowance. These amounts are inclusive of $1,456 to reimburse Mr. Hamner for his tax liabilities associated with such payments.

(6)

Represents $12,200 in Company 401(k) match, $7,877 for health insurance, a $9,000 automobile allowance, $9,540 for the cost of tax preparation, $873 for the cost of disability insurance and $1,200 for fitness reimbursement. These amounts are inclusive of $4,076 to reimburse Mr. McLean for his tax liabilities associated with such payments.

Proxy Statement and Notice of 2023 Annual Meeting 37

Compensation Discussion and Analysis

Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our NEOs during 2022. For further detail regarding each of these awards, see “Compensation Discussion and Analysis—Elements of Pay.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)

Edward K. Aldag, Jr.	1/28/2022	800,000	1,600,000	2,400,000	–		–		–		–		–

	1/28/2022	–	–	–	–		–		–		188,437	(3)	4,109,811

	1/28/2022	–	–	–	137,171	(4)	365,789	(4)	914,473	(4)	–		8,270,489

R. Steven Hamner	1/28/2022	540,000	810,00	1,215,000	–		–		–		–		–

	1/28/2022	–	–	–	–		–		–		94,219	(3)	2,054,916

	1/28/2022	–	–	–	68,586	(4)	182,895	(4)	457,238	(4)	–		4,135,256

Emmett E. McLean	1/28/2022	220,000	440,000	770,000	–		–		–		–		–

	1/28/2022	–	–	–	–		–		–		42,122	(3)	918,681

	1/28/2022	–	–	–	32,423	(4)	86,460	(4)	162,113	(4)	–		1,954,860

(1)	Represents cash incentive compensation opportunity, which can be earned based upon the achievement of formulaic corporate goals in the annual cash bonus program.

(2)	Represents awards of performance-based restricted stock. Dividends are not paid on performance-based awards until the award is earned.

(3)

Represents the annual time-based restricted stock awards that will vest quarterly over a period of three years. The grant date fair value of the time-based restricted stock is $21.81 per share. Eligibility to receive dividends on the time-based stock awards starts on the date of grant.

(4)

Represents 2022 FFO per share growth, EBITDA and acquisitions awards, which are earned based on the Company’s achievement of specific one-year and three-year goals for the periods of January 1, 2022 to December 31, 2022 and January 1, 2022 to December 31, 2024. The awards are also subject to an absolute and relative TSR modifier for the respective performance periods which can increase/decrease the number of shares earned by up to 25%. The grant date fair value of these awards is $22.61 per share.

38 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Outstanding Equity Awards as of December 31, 2022

The table below shows the outstanding equity awards held by our NEOs as of December 31, 2022. Market values are based on a price of $11.14 per share, the closing price of our common stock on December 30, 2022, the last trading day of 2022.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward K. Aldag, Jr.	–	–	–	–	–	253,001	(1)	2,818,431	858,737	(4)	9,566,330

R. Steven Hamner	–	–	–	–	–	126,507	(2)	1,409,288	429,367	(5)	4,783,148

Emmett E. McLean	–	–	–	–	–	65,925	(3)	734,405	255,786	(6)	2,849,456

(1)

For Mr. Aldag includes (i) 59,800 shares that vested on January 1, 2023, (ii) 67,580 shares that vest in equal quarterly installments from April 1, 2023 through January 1, 2024 and (iii) 125,621 shares vest in equal quarterly installments from April 1, 2023 through January 1, 2025.

(2)

For Mr. Hamner includes (i) 29,906 shares that vested on January 1, 2023, (ii) 33,790 shares that vest in equal quarterly installments from April 1, 2023 through January 1, 2024 and (iii) 62,811 shares that vest in equal quarterly installments from April 1, 2023 through January 1, 2025.

(3)

For Mr. McLean includes (i) 17,182 shares that vested on January 1, 2023, (ii) 20,665 shares vest in equal quarterly installments from April 1, 2023 through January 1, 2024 and (iii) 28,078 shares vest in equal quarterly installments from April 1, 2023 through January 1, 2025.

(4)

For Mr. Aldag includes (i) 230,568 shares underlying the 2020 Performance Award†, (ii) 262,380 shares underlying the 2021 Performance Award‡ and (iii) 365,789 shares underlying the 2022 Performance Award* remain unearned.

(5)

For Mr. Hamner includes (i) 115,284 shares underlying the 2020 Performance Award†, (ii) 131,188 shares underlying the 2021 Performance Award‡ and (iii) 182,895 shares underlying the 2022 Performance Award* remain unearned.

(6)

For Mr. McLean includes (i) 86,638 shares underlying the 2020 Performance Award†, (ii) 82,688 shares underlying the 2021 Performance Award‡ and (iii) 86,460 shares underlying the 2022 Performance Award* remain unearned.

†

The 2020 Performance Award is earned based on the achievement of FFO per Share Growth, EBITDA and acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2020 based on one-year goals. Any earned shares are subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to one-third of the shares subject to the EBITDA award were eligible to be earned if EBITDA was $850 million for 2020 and 100% of shares were eligible to earned if EBITDA was $940 million in the third year of the performance period. Up to one-third of the shares subject to the FFO per Share Growth award were eligible to be earned if FFO per Share Growth was 4% for 2020 and 100% of shares were eligible to be earned if FFO per Share Growth was 12% for the three-year performance period. Up to one-third of the shares subject to the acquisitions award were eligible to be earned if acquisitions were $750 million for 2020 and 100% of shares were eligible to be earned if acquisitions were $2.25 billion for the three-year performance period. Any earned shares vest on the January 1 immediately following the date on which the shares are earned.

‡

The 2021 Performance Award is earned based on the achievement of FFO per Share Growth, EBITDA and acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2021 based on one-year goals. Any earned shares are subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to one-third of the shares subject to the EBITDA award were eligible to be earned if EBITDA was $1.3 billion for 2021 and 100% of shares are eligible to be earned if EBITDA is $1.4 billion in the third year of the performance period. Up to one-third of the shares subject to the FFO per Share Growth award were eligible to be earned if FFO per Share Growth was 3.75% for 2021 and 100% of shares are eligible to be earned if FFO per Share Growth is 11.25% for the three-year performance period. Up to one-third of the shares subject to the acquisitions award were eligible be earned if acquisitions were $750 million for 2021 and 100% of shares were eligible to be earned if acquisitions were $2.25 billion for the three-year performance period. Any earned shares vest on the January 1 immediately following the date on which the shares are earned.

*

The 2022 Performance Award is earned based on the achievement of FFO per Share Growth, EBITDA and acquisitions goals over a three-year period with the ability to earn up to one-third of the award in 2022 based on one-year goals. Any earned shares are subject to an absolute TSR and relative TSR modifier (based on one-year TSR for any shares earned based on one-year goals and three-year TSR for the majority of the award based on three-year goals) that can increase or decrease the award up to 25%. Up to one-third of the shares subject to the EBITDA award were eligible to be earned if EBITDA was $1.4875 billion for 2022 and 100% of shares are eligible to be earned if EBITDA is $1.575 billion in the third year of the performance period. Up to one-third of the shares subject to the FFO per Share Growth award were eligible to be earned if FFO per Share Growth was 4.0% for 2022 and 100% of shares are eligible to be earned if FFO per Share Growth is 8.0% for the three-year performance period. Up to one-third of the shares subject to the acquisitions award were eligible to be earned if acquisitions were $750 million for 2022 and 100% of shares are eligible to be earned if acquisitions are $2.25 billion for the three-year performance period. Any earned shares vest on the January 1 immediately following the date on which the shares are earned.

Proxy Statement and Notice of 2023 Annual Meeting 39

Compensation Discussion and Analysis

Option Exercises and Stock Vested

The following table sets forth the aggregate number and value of shares of restricted common stock held by our NEOs that vested in 2022. The “Value Realized on Vesting” set forth below is the product of the fair market value of a share of common stock on the vesting date multiplied by the number of shares vesting. We have never issued stock options to our NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Edward K. Aldag, Jr.	–	–	1,655,159	37,752,981

R. Steven Hamner	–	–	827,573	18,876,348

Emmett E. McLean	–	–	648,370	14,927,196

Potential Payments Upon Termination or Change of Control

The following table shows potential payments and benefits that will be provided to our NEOs upon the occurrence of certain termination triggering events. The change-of-control provisions in the employment agreements are designed to align management’s interests with those of our stockholders. See the discussion below under “Employment Agreements with Named Executive Officers” for information about payments upon termination or a change of control. All equity interests included in the termination and change of control calculations represent previously granted restricted stock awards and are valued based on the closing price of our common stock on December 30, 2022, the last trading day of 2022, and an assumed termination of employment on December 31, 2022.

Name	Termination and Change of Control ($)		Death ($)	Termination Not for Cause; By Executive for Good Reason; Permanent Disability ($)		Termination for Cause; By Executive without Good Reason ($)

Edward K. Aldag, Jr.

Cash Severance	12,315,384	(2)	39,386	12,315,384	(3)	–

Equity-Award Acceleration(1)	27,202,159		27,202,159	27,202,159

R. Steven Hamner

Cash Severance	6,631,882	(2)	23,632	6,378,757		–

Equity-Award Acceleration(1)	13,601,077		13,601,077	13,601,077

Emmett, E. McLean

Cash Severance	4,590,751	(2)	23,632	4,384,501		–

Equity-Award Acceleration(1)	6,790,947		6,790,947	6,790,947

(1)

As of January 1, 2023, the amount that would accelerate upon a change of control CoC would be reduced to $18,845,379 for Mr. Aldag, $9,422,613 for Mr. Hamner and $4,332,956 for Mr. McLean as a result of shares that vested on January 1, 2023.

(2)

Amounts exclude tax related payments including any tax gross-ups in connection with a CoC. While the precise amount of any tax-related payments is difficult to calculate and may be mitigated based on a number of considerations, the estimated tax gross-up payments are $0 for Mr. Aldag, Mr. Hamner and Mr. McLean as of December 31, 2022.

(3)	Amount excludes an estimated tax payment of $5,442,000.

40 Proxy Statement and Notice of 2023 Annual Meeting

Compensation Discussion and Analysis

Employment Agreements with Named Executive Officers

Our three founders have employment agreements that were negotiated in 2003 to market standards in connection with our initial equity offering. Below we describe the terms of these agreements. Because certain market standards have evolved since our initial equity offering, we will not enter into any new contracts that include a multi-year evergreen term, single-trigger change of control provisions, or excise tax gross up provisions.

We have employment agreements with Edward K. Aldag, Jr., R. Steven Hamner and Emmett E. McLean. These agreements provide that each NEO agrees to devote substantially all of his business time to our operation. The employment agreement for each of the NEOs provides for an initial three-year term, which is automatically extended for successive one-year periods, unless either party gives notice of non-renewal as provided in the agreement.

The executive employment agreements provide for an annual physical at the Company’s expense, a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. Hamner and McLean. The NEOs are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. Hamner and McLean. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. The employment agreements also provide that Mr. Aldag will receive up to $20,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the consumer price index (“CPI”) for such year, and that Messrs. Hamner and McLean will receive up to $10,000 per year in reimbursement for life insurance premiums, which amount increases annually based on the increase in the CPI for such year. We also reimburse each executive for the income tax he incurs on these life insurance premium reimbursements. The NEOs are also reimbursed for the cost of their disability insurance premiums.

The employment agreements provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time-to-time.

The employment agreements with the NEOs provide for contractual severance benefits and accelerated vesting of equity grants in the event of a change of control, which we believe are common in the REIT industry, are designed to reinforce and encourage the continued attention and dedication of our executive officers to their assigned duties without distraction or fear of job loss in the face of an actual or threatened change of control and to ensure that our management is motivated to negotiate the best merger consideration for our stockholders.

If the NEO’s employment ends for any reason, we will pay accrued salary, bonuses, and incentive payments already determined but not yet paid, and other existing obligations. If an NEO’s employment terminates as a result of his “permanent disability” (as defined in the employment agreements), we terminate an NEO’s employment for any reason other than for “cause” (as defined in the employment agreements), or if an NEO terminates his employment for “good reason” (as defined in the employment agreements), we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred; (ii) the cost of the executive’s continued participation in the Company’s benefit and welfare plans (other than the 401(k) plan) for a three-year period (a five-year period in the case of Mr. Aldag) following termination; and (iii) continued reimbursement for life insurance premiums and the taxes payable on such amounts for three years following termination (or five years in the case of Mr. Aldag). Additionally, upon such termination, all stock options, if any, and restricted stock held by the executive will become fully vested, and the executive will have whatever period remains under the term of stock options in which to exercise all vested stock options. The employment agreements also provide that the NEOs and their spouses and dependents will be permitted to continue to participate in all employee benefit and welfare plans and programs of the Company other than the 401(k) plan until the earlier of age 65 or such time as the NEO obtains full-time employment with an entity not affiliated with the NEO that provides comparable benefits.

In the event of the death of any of our NEOs, in addition to the accrued salary, bonus, and incentive payments due to them, their restricted stock shall become fully vested, and their respective beneficiaries will have whatever period remains under any outstanding stock options held by the NEO to exercise such stock options. In addition, their estates would be entitled to the NEO’s prorated incentive bonus payable in a lump sum and the NEO’s spouse and each of his dependents shall be covered under the Company’s health insurance program until the earlier of age 65 or such time as the spouse or dependent obtains full-time

Proxy Statement and Notice of 2023 Annual Meeting 41

Compensation Discussion and Analysis

employment with an entity not affiliated with the NEO that provides comparable benefits. The Company shall pay for such coverage for three years (or five years in the case of Mr. Aldag) following the death of the NEO.

In the event that the employment of any of our NEOs ends as a result of a termination by us for cause or by the NEO without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise any outstanding vested stock options held by the NEO, pursuant to the terms of the grant, but all unvested stock options and restricted stock would be forfeited upon termination.

Upon a change of control, the NEOs will become fully vested in their equity awards. In addition, if the employment of any NEO is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any 12-month period during his tenure multiplied by three.

If payments become due as a result of a change of control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

For an 18-month period after termination of an executive’s employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive’s employment with us and not to solicit our employees.

42 Proxy Statement and Notice of 2023 Annual Meeting

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of our CEO, Mr. Aldag, relative to the annual total compensation of our median employee.

For the purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and the median employee’s annual total compensation were calculated consistent with the requirements of the Summary Compensation Table.

The Company’s methodology in determining our median employee is based on 2022 base salaries (annualized for employees hired mid-year or who had a leave of absence during the year) plus incentive bonus for all individuals, excluding our CEO, who were employed by us as of December 31, 2022. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary and seasonal employees.

After applying the methodology described above, our median employee’s total compensation using the Summary Compensation Table requirements was $197,738. Our CEO’s total compensation as reported in the Summary Compensation Table was $16,025,513.Therefore, our CEO to median employee pay ratio is approximately 81:1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Committee Interlocks and Insider Participation

During 2022, the following directors served on the Compensation Committee: C. Reynolds Thompson, III (Chair), Michael G. Stewart and D. Paul Sparks, Jr. No member of the Compensation Committee was an officer or employee of our Company or had any relationships requiring disclosure by us under applicable SEC regulations during 2022. Mr. Stewart served as our Executive Vice President, General Counsel and Secretary from 2005 to 2010. In addition, no executive officer served during 2022 as a director or a member of the Compensation Committee of any entity that had an executive officer serving as a director or a member of the Compensation Committee of our Board.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022, regarding shares of common stock that may be issued under our equity compensation plans, consisting of the Amended and Restated 2019 Equity Incentive Plan (the “2019 Plan”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)(c)

Equity compensation plan approved by security holders	–	–	19,346,557

Equity compensation plans not approved by security holders	–	–	–

Total	–	–	19,346,557

We have only issued restricted stock and not issued any options, warrants or rights under the 2019 Plan.

Proxy Statement and Notice of 2023 Annual Meeting 43

Other Information

Pay Vers
u
s Perfor
ma
nce

Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and the other NEOs, calculated in accordance with Item 402(v) of Regulation
S-K,
and certain financial performance measures. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the section titled “Compensation Discussion and Analysis” beginning on page 19.

					Value of Initial Fixed $100 Investment Based On:

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for non-PEO Named Executive Officers ($) (1)	Average Compensation Actually Paid to non-PEO Named Executive Officers (1)(2) ($)	Company TSR (3) ($)	Dow Jones Health Care REIT TSR (4) ($)	Net Income (5) ($mm)	Normalized FFO per Share (6) ($)

2022	16,025,513	(8,729,616)	6,192,126	(4,100,450)	63.54	81.93	902.6	1.82

2021	17,036,629	33,684,966	7,148,640	13,836,026	124.60	104.84	656.0	1.75

2020	16,857,637	28,218,059	7,468,721	12,540,993	109.05	90.20	431.5	1.57

(1)	For fiscal years 2020, 2021 and 2022, our PEO was Edward K. Aldag, Jr. Chairman, CEO and President, and our other NEOs were R. Steven Hamner, EVP and CFO and Emmett E. McLean, EVP, COO and Secretary

(2)
The amounts reported represent the “compensation actually paid”, computed in accordance with Item 402(v) of Regulation
S-K,
but do not reflect the actual amount of compensation earned by or paid in the applicable year. In accordance with Item 402(v) of Regulation
S-K,
the following adjustments were made to the amount reported in the “Total” column of the Summary Compensation Table for each year to calculate compensation actually paid:

Adjustments to Determine Compensation “Actually Paid” for PEO (a)	2022	2021	2020

SCT Total Compensation ($)	16,025,513	17,036,629	16,857,637

Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(12,380,300)	(12,928,532)	(12,732,033)

Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	8,396,220	24,565,926	20,856,417

Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(20,548,139)	4,166,464	3,013,007

Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	762,900	1,047,721	793,180

Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Met During Fiscal Year	(985,810)	(203,242)	(570,149)

Compensation Actually Paid	(8,729,616)	33,684,966	28,218,059

44 Proxy Statement and Notice of 2023 Annual Meeting

Other Information

Adjustments to Determine Compensation “Actually Paid” for Non-PEOs Named Executive Officers (Average)	2022	2021	2020

SCT Total Compensation ($)	6,192,126	7,148,640	7,468,721

Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(4,531,857)	(5,249,546)	(5,552,149)

Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	3,039,094	9,729,908	9,116,553

Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(8,678,809)	1,874,864	1,423,515

Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	276,519	422,195	342,930

Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Met During Fiscal Year	(397,523)	(90,035)	(258,577)

Compensation Actually Paid	(4,100,450)	13,836,026	12,540,993

(a)
In making each of the adjustments, the “value” of a stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. The valuation methodology used to calculate fair values did not materially differ from that disclosed at the time of grant. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form
10-K
each fiscal year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.

(3)
Company TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the price of our common stock at the end and the beginning of the measurement period.

(4)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Dow Jones Health Care REIT Index, a published industry index.

(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(6)
Refer to Appendix A for our definition of FFO and Normalized FFO and a reconciliation of net income to FFO and Normalized FFO. While the Company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Normalized FFO is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure that is not otherwise required to be disclosed in the Pay Versus Performance table used by the Company to link compensation actually paid to the Company’s NEOs, computed in accordance with Item 402(v) of Regulation
S-K,
for the most recently completed fiscal year, to Company performance. The Company utilizes Normalized FFO as a performance metric in the Company’s performance-vesting restricted shares that are awarded to the NEOs.

Tabular List of Important Financial Measures
The following are the measures that we have determined represent the most important performance measures used to link compensation actually paid to Company performance for 2022:

Most Important Measures for 2022
Normalized FFO per Share
EBITDA/Interest Expense Ratio
EBITDA
Acquisitions
1YR and 3 YR TSR (Absolute and Relative)
Relationship between Compensation Actually Paid and Financial Measures
As described in more detail in the section “Compensation Discussion and Analysis”, our executive compensation program reflects a variable pay-for-performance
philosophy. Our compensation program is designed to support our strategic business plan and motivate management to drive long-term value creation for our stockholders. The majority of our NEOs’ compensation is comprised of equity awards for which the value is directly tied to changes in stock price. Furthermore 66% of our equity awards are earned based on the achievement of rigorous performance hurdles. As illustrated in the table and charts below, compensation actually paid to our NEOs generally aligns with our stock price performance and financial results as follows:

◆	In 2022, we continued to execute on our strategy including strong financial results and accretive acquisitions, but given the more challenging operating environment, our TSR declined year-over-year

◆	Our 2022 compensation actually paid to our CEO reflects a $25 million decline from Summary Compensation Table amounts, driven by the decline in fair value of outstanding equity awards

Proxy Statement and Notice of 2023 Annual Meeting 45

Other Information

The following graphs further illustrate the alignment of our NEOs’ compensation actually paid relative to (i) our absolute TSR and the TSR of the Dow Jones Health Care REIT Index, (ii) net income and (iii) Normalized FFO per share:

46 Proxy Statement and Notice of 2023 Annual Meeting

Other Information

Compensation of Directors

In 2022, the Compensation Committee engaged Gressle & McGinley to assist it in conducting a competitive review of our non-employee director compensation program. The Compensation Committee took into consideration Gressle & McGinley’s findings and recommendations in determining the compensation structure for our non-employee directors for 2022.

As compensation for serving on our Board during 2022, each non-employee director received a cash retainer of $115,000. In addition, the Lead Independent Director received a cash retainer of $50,000; the Audit Committee chair received a cash retainer of $35,000; the Compensation Committee chair received a cash retainer of $30,000; the Ethics, Nominating and Corporate Governance Committee chair received a cash retainer of $30,000; the Environmental and Social Committee chair received a cash retainer of $30,000; and the Risk Committee chair received a cash retainer of $30,000. Each non-employee director was awarded restricted stock awards of 5,241 shares, 5,928 shares and 5,552 shares in 2020, 2021 and 2022, respectively, with the exception of Ms. Murphy, who was awarded a restricted stock award of 6,101 shares in 2022. These awards vest over three years in equal quarterly amounts. We also reimburse our directors for reasonable expenses incurred in attending Board and committee meetings. Our Compensation Committee may change the compensation of our non-employee directors at its discretion. Directors who are also officers or employees receive no additional compensation for their service as directors.

In addition, pursuant to the Director Retirement Policy adopted by the Compensation Committee in February 2017, each non-employee director receives a single lump sum payment upon retirement equal to the director’s final annual retainer divided by 12 and multiplied by the director’s years of service on the Board.

The following Director Compensation Table summarizes the compensation paid to our non-employee directors for their services during 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

G. Steven Dawson	150,000	125,475	–	275,475

Caterina A. Mozingo	145,000	125,475	–	270,475

Emily W. Murphy(2)	86,250	121,288	–	207,538

Elizabeth N. Pitman	160,000	125,475	–	285,475

D. Paul Sparks, Jr.	130,000	125,475	–	255,475

Michael G. Stewart	165,000	125,475	–	290,475

C. Reynolds Thompson, III	145,000	125,475	–	270,475

(1)

Based on the grant date fair value of our common stock on February 3, 2022 of $22.60. Ms. Murphy’s restricted stock award was based on the grant date fair value of our common stock on February 24, 2022 of $19.88.

(2)	Emily Murphy joined our Board on February 17, 2022.

The following table shows outstanding equity awards held by each of our non-employee directors on December 31, 2022:

Name	Unvested Stock (#)

G. Steven Dawson	7,067

Caterina A. Mozingo	7,067

Emily W. Murphy	4,574

Elizabeth N. Pitman	7,067

D. Paul Sparks, Jr.	7,067

Michael G. Stewart	7,067

C. Reynolds Thompson, III	7,067

Proxy Statement and Notice of 2023 Annual Meeting 47

Other Information

Share Ownership of Certain Beneficial Owners

The following table provides information about the beneficial ownership of our common stock as of March 29, 2023, by (i) each director of the Company, (ii) each NEO of the Company who is not a director, (iii) all directors and executive officers as a group, and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock.

The SEC defines “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of March 29, 2023 or will become exercisable within 60 days thereafter, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and/or investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

Name of Beneficial Owner*	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)

Edward K. Aldag, Jr.	3,116,010	**(2)

R. Steven Hamner	1,795,283	**(3)

Emmett E. McLean	1,896,228	**(4)

G. Steven Dawson	123,336	**(5)

Caterina A. Mozingo	26,396	**(6)

Emily W. Murphy	15,776	**(7)

Elizabeth N. Pitman	46,984	**(8)

D. Paul Sparks, Jr.	66,474	**(6)

Michael G. Stewart	224,111	**(6)

C. Reynolds Thompson, III	45,253	**(6)

All directors and executive officers as a group (10 persons)	7,355,851	1.22%(9)

Other Stockholders:

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	88,056,198	14.60%(10)

BlackRock Inc. 55 East 52nd Street New York, New York 10055	73,409,021	12.17%(11)

State Street Corp. 1 Lincoln Street Boston, Massachusetts 02111	36,409,732	6.04%(12)

*	Unless otherwise indicated, the address of each named person is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242
**	Less than 1% of outstanding shares of common stock.

48 Proxy Statement and Notice of 2023 Annual Meeting

Other Information

(1)

Based on 602,951,259 common stock outstanding as of March 29, 2022. Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after March 29, 2022 are deemed outstanding for purposes of computing such stockholder’s percentage ownership but are not deemed outstanding for the purpose of computing the percentage outstanding of any other stockholder. Except as otherwise indicated in the notes to this table, beneficial ownership includes sole voting and investment power.

(2)	Includes 513,956 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(3)	Includes 256,979 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(4)	Includes 110,253 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.

(5)

Includes 15,351 shares of unvested restricted common stock, which the named director has no right to sell or pledge. Also, includes 84,847 shares owned by Corriente Private Trust, an irrevocable Nevada Spendthrift Trust for which Mr. Dawson is the sole trustee and beneficiary.

(6)	Includes 15,351 shares of unvested restricted common stock, which the named director has no right to sell or pledge.

(7)	Includes 13,740 shares of unvested restricted common stock, which the named officer has no right to sell or pledge.
(8)	Includes 15,351 shares of unvested restricted common stock, which the named officer has no right to sell or pledge. Includes 5,923 shares of common stock held in the director’s spouse’s name.

(9)	See notes (1) – (8) above.

(10)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 9, 2023 with the SEC. The Schedule 13G/A indicates that the reporting entity holds sole dispositive power with respect to 86,749,227 shares, shared voting power with respect to 860,203 shares and shared dispositive power with respect to 1,306,971 shares.

(11)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed January 20, 2023 with the SEC. According to the Schedule 13G/A, BlackRock has sole voting power over 0 shares and sole dipositive power over 0 shares. The Schedule 13G/A states that various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

(12)

Share and beneficial ownership information was obtained from a Schedule 13G/A filed February 3, 2023 with the SEC. The Schedule 13G/A indicates that the reporting entity holds shared voting power with respect to 26,557,878 shares and shared dispositive power with respect to 36,409,732 shares

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC rules require us to identify anyone who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based on our review of Forms 3, 4 and 5, or written representations from reporting persons that no Form 5 was required for such persons, we believe that our executive officers, directors and 10% stockholders complied with Section 16(a) filing requirements applicable to them with the exceptions noted below.

Ms. Murphy filed a late report on Form 3 upon her appointment to our Board in February 2022 due to a brief delay in obtaining the necessary filing codes. Messrs. Aldag, Hamner, McLean and Hanna each failed to file one Form 4 in April 2022 pertaining to shares withheld upon vesting of restricted stock to satisfy tax withholding obligations but subsequently reported this share reduction via a Form 5 filing in February 2023. Mr. Dawson filed a late report on Form 4 in March 2023 pertaining to shares acquired and held indirectly through a 401(k) plan by his spouse in September 2022.

Executive Officers

For information regarding Messrs. Aldag and Hamner, please see “Proposal 1—Election of Directors” above.

Emmett E. McLean Age: 67 Founder, Executive Vice President, Chief Operating Officer (since September 2003) and Secretary (since 2010)

•  Mr. McLean has served the Company in a number of positions, including Chief Financial Officer (August—September 2003) and Director (September 2003—April 2004). Prior to joining the Company, from 2000—2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including Chief Financial Officer at one of the companies.

•  Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now Truist Bank).

•  Mr. McLean has been active in a number of organizations: Mr. McLean is on the Board of Directors of the Alabama Symphony Orchestra, Ronald McDonald House Charities of Alabama, Smile-A-Mile, the Greater Alabama Council Boy Scouts of America, the Mike Slive Foundation, United Way of Central Alabama, the Rotary Club of Birmingham Foundation, UAB Athletics Foundation and the World Games 2022 Birmingham USA.

•  Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina at Chapel Hill.

Proxy Statement and Notice of 2023 Annual Meeting 49

What is the purpose of the meeting?

At the meeting, our stockholders will vote on the following proposals:

1.  To elect the nine director nominees described in the enclosed Proxy Statement

2.  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023

3.  To hold a non-binding, advisory vote to approve named executive officer compensation

4.  To hold a non-binding, advisory vote on the frequency of future advisory votes on executive compensation

In addition, our management will report on our performance at the meeting and respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 29, 2023. Only stockholders of record at the close of business on March 29, 2023, are entitled to receive notice of the meeting and to vote at the meeting the shares of our common stock that they held of record on that date. Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on March 29, 2023, there were 599,516,410 shares of common stock outstanding and entitled to vote.

Am I entitled to vote if my shares are held in “street name”?

If you are the beneficial owner of shares held in “street name” by a brokerage firm, bank, or other nominee, your nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your nominee, your nominee will be entitled to vote your shares on routine items but will not be permitted to do so on non-routine items. Your nominee will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but your nominee will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors), Proposal 3 (non-binding, advisory vote to approve named executive officer compensation) or Proposal 4 (non-binding, advisory vote on the frequency of future advisory votes on executive compensation). Accordingly, if you hold your shares in “street name” and you do not instruct your nominee how to vote on these proposals, your nominee cannot vote these shares and will report them as “broker non-votes,” and no votes will be cast on your behalf.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 299,758,206 shares, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. The place, date, and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

50 Proxy Statement and Notice of 2023 Annual Meeting

Information About the Meeting

How do I vote my shares?

Voting by telephone or Internet. If you are a registered holder, meaning you hold your shares in your name, you may follow the instructions on the enclosed voting instructions: By telephone 1-800-776-9437 or by internet www.voteproxy.com.

If you are a beneficial owner of shares held in “street name,” meaning your shares are held in the name of a brokerage firm, bank, or other nominee, you may be eligible to provide voting instructions to your nominee by telephone or on the Internet. A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Financial Solutions that offers telephone and Internet voting options. If your shares are held in “street name” by a brokerage firm, bank, or other nominee that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instructions set forth on the voting instruction form provided to you.

Voting by mail. If you are a registered stockholder, you may vote by properly completing, signing, dating, and returning the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada. If you are a beneficial owner of shares held in “street name,” you may provide voting instructions to the brokerage firm, bank, or other nominee that holds your shares by properly completing, signing, dating, and returning the voting instruction form provided to you by your nominee.

Voting in person at the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. In addition, we will make written ballots available to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in “street name” and wish to vote at the meeting, you will need to obtain a proxy form from the brokerage firm, bank, or other nominee that holds your shares that authorizes you to vote those shares.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting in any of the following ways: (1) by properly completing, signing, dating, and returning another proxy card with a later date; (2) if you are a registered stockholder, by voting in person at the meeting; (3) if you are a registered stockholder, by giving written notice of such revocation to our Secretary prior to or at the meeting; or (4) if you are a beneficial owner of shares held in “street name,” by following the instructions given by the brokerage firm, bank or other nominee that holds your shares. Your attendance at the meeting will not by itself revoke your proxy.

What happens if I do not specify on my proxy how my shares are to be voted?	If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the proxy holders will vote as the Board recommends on each proposal.
Will any other business be conducted at the meeting?

As of the date hereof, the Board knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares represented by your proxy in accordance with their best judgment.

How many votes are required for action to be taken on each proposal?

The nine director nominees will be elected to serve on the Board if they each receive a majority of the votes cast in person or represented by proxy at the meeting. This means that a director nominee will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. The Board has adopted a director resignation policy whereby any director who fails to receive the required majority vote in an uncontested election is required to

Proxy Statement and Notice of 2023 Annual Meeting 51

Information About the Meeting

promptly tender his or her resignation to the Board for its consideration. The Ethics, Nominating and Corporate Governance Committee will then recommend to the full Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. The Board will act on the recommendation of the Ethics, Nominating and Corporate Governance Committee within 90 days following certification of the election results. If you vote to “abstain” with respect to the election of one or more director nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required for approval of each of Proposals 2, 3 and 4. In respect of Proposal 4, in the event that no option receives the approval of the holders of a majority of the shares of common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal, we will consider the option that receives the most votes to be the option selected by the stockholders. Furthermore, the votes for Proposals 3 and 4 are advisory and not binding on the Board or the Company in any way.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will not be counted as votes for or against any proposal and will not be included in calculating the number of votes necessary for approval of the proposal. In all cases, abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

How will proxies be solicited?

The costs of soliciting proxies from our stockholders will be borne by the Company. We will solicit proxies on behalf of the Board by mail, telephone, facsimile, or other electronic means or in person. Certain of our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies. We will supply copies of the proxy solicitation materials to brokerage firms, banks, and other nominees for the purpose of soliciting proxies from the beneficial owners of the shares of common stock held of record by such nominees. We will request that such brokerage firms, banks, and other nominees forward the proxy solicitation materials to the beneficial owners and reimburse them for their reasonable expenses. In addition, we anticipate using MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 as a solicitor at an initial anticipated cost of $12,500.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address might receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2022 Annual Report to Stockholders, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. To request individual copies of the annual report and proxy statement for each stockholder in your household, please contact Investor Relations, Medical Properties Trust Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 (telephone: 205-969-3755). We will deliver copies of the annual report and proxy statement promptly following your written or oral request. To ask that only one set of the documents be mailed to your household, please contact your broker.

How can I obtain additional copies of the proxy materials?

If you wish to request extra copies of our Form 10-K, Annual Report or Proxy Statement free of charge, please send your request to Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, or visit our website at www.medicalpropertiestrust.com.

52 Proxy Statement and Notice of 2023 Annual Meeting

The Board has adopted a written related person transaction approval and disclosure policy for the review, approval or ratification of any related person transaction. The policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on our Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related party transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors serving on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors who do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. For purposes of determining whether such disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed not to be material (or would be deemed not material if such related person was a director) for purposes of determining director independence pursuant to standards of director independence under the NYSE’s listing standards.

From time to time, including in 2022, we may have employees who are related to our executive officers or directors and whose current annualized compensation (including benefits) exceeds the SEC disclosure threshold of $120,000. The Company evaluates any such employment relationships as related party transactions subject to the Company’s approval and disclosure policies described above. During 2022, Mr. Aldag had two family members employed by the Company; and Mr. Hamner had two family members employed by the Company. Such family members were employed in non-executive positions, and each received total compensation between $120,000 and $455,000. Total compensation was comparable to that of other employees in similar positions, and family member employees were eligible to participate in benefit programs only on the same basis as other eligible employees.

From time to time, we may also engage in ordinary course commercial dealings with unaffiliated companies who may employ in a non-executive capacity, or may have employed in the past, individuals related to one or more of our executive officers or directors. We enter into any such transactions on an arms-length basis on terms that are consistent with similar transactions with other similarly situated customers and vendors. During the year ended December 31, 2022, the Company paid Johnson Healthcare Real Estate (“Johnson”), a hospital development management company, approximately $1.7 million primarily related to construction project management and facility review oversight. Mr. Aldag has a family member currently employed by Johnson in a non-executive capacity.

Proxy Statement and Notice of 2023 Annual Meeting 53

Stockholder Proposals for Inclusion in Proxy Statement for 2024 Annual Meeting of Stockholders

To be considered for inclusion in our proxy statement for the 2024 annual meeting of stockholders, a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8 must be received by us no later than the close of business on December 29, 2023. Stockholder proposals must be sent to the Company c/o Secretary, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. We will not be required to include in our proxy statement any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.

Other Stockholder Proposals

Our Bylaws provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 29, 2023, nor later than January 28, 2024, unless our 2024 annual meeting of stockholders is scheduled to take place before April 25, 2024 or after July 24, 2024, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and not later than the later of 60 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Section 1.02 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to the Company c/o Secretary at the address shown above.

Stockholder Nominations of Directors

In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our Company’s 2024 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 29, 2023, nor later than January 28, 2024, unless our 2024 annual meeting of stockholders is scheduled to take place before April 25, 2024 or after July 24, 2024, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and not later than the later of 60 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

In order to be eligible to utilize these proxy access provisions, a stockholder, or group of no more than 20 stockholders, must, among other requirements:

•	Have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock of the Company continuously for at least the prior three (3) years; and

•

Represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control at the Company and that such stockholder or group does not presently have such intent.

Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria set forth in Section 2.17 of our Bylaws. Stockholders will not be entitled to utilize this proxy access right at an annual meeting if the Company receives notice through its traditional advanced notice by-law provisions described below that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of directors then in office. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our Bylaws.

Our Bylaws also provide that a stockholder who desires to nominate directors at a meeting of stockholders but not submit such nomination for inclusion in our proxy statement must give us written notice of such proposed nomination. For our 2024 annual meeting of stockholders, such notice is to be delivered to, or mailed postage prepaid, and received by our Secretary at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242 not earlier than December 29, 2023, nor

54 Proxy Statement and Notice of 2023 Annual Meeting

Additional Information

later than January 28, 2024, unless our 2024 annual meeting of stockholders is scheduled to take place before April 25, 2024 or after July 24, 2024, in which case a timely notice by stockholders must be delivered not earlier than 120 days prior to such annual meeting date and 10 days following the issuance of a press release announcing the meeting date. The stockholder’s written notice must include the information set forth in Section 2.03 of our Bylaws.

Universal Proxy Nominations of Directors

To comply with the universal proxy rules, and in addition to meeting any deadlines as set forth in our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2024 (or such earlier date as may be set forth in our Bylaws); provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice must be provided by the later of 60 days prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

By Order of the Board of Directors,

Emmett E. McLean

Executive Vice President, Chief Operating Officer

and Secretary

Birmingham, Alabama

April 27, 2023

Proxy Statement and Notice of 2023 Annual Meeting 55

Appendix A: Reconciliation of Non-GAAP Financial Measures

We consider non-GAAP financial measures to be useful supplemental measures of our operating performance. A non-GAAP financial measure is a measure of financial performance, financial position, or cash flows that excludes or includes amounts that are not so excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Described below are the non-GAAP financial measures used by management to evaluate our operating performance and that we consider most useful to investors, together with reconciliations of these measures to the most directly comparable GAAP measures.

Funds From Operations and Normalized Funds From Operations

Investors and analysts following the real estate industry utilize funds from operations (“FFO”) as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we disclose Normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts.

We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of Normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and Normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs (if any not paid by tenant) to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and Normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Proxy Statement and Notice of 2023 Annual Meeting A-1

APPENDIX A

The following table presents a reconciliation of net income attributable to MPT common stockholders to FFO and Normalized FFO for the years ended December 31, 2022, 2021, 2020 and 2019 (amounts in thousands except per share data):

	For the Years Ended December 31,

	2022	2021	2020	2019
FFO Information
Net income attributable to MPT common stockholders	$902,597	$656,021	$431,450	$374,684
Participating securities’ share in earnings	(1,602)	(2,161)	(2,105)	(2,308)

Net income, less participating securities’ share in earnings	$900,995	$653,860	$429,345	$372,376
Depreciation and amortization	399,622	374,599	306,493	183,921
(Gain) loss on sale of real estate	(536,887)	(52,471)	2,833	(41,560)
Real estate impairment charges	170,582	-	19,006	21,031

Funds from operations	$934,312	$975,988	$757,677	$535,768
Write-off (recovery) of unbilled rent and other	37,682	7,213	26,415	(1,713)
Gain on sale of equity investments	-	(40,945)	-	-
Other impairment charges, net	97,793	39,411	-	28,089
Non-cash fair value adjustments	(2,333)	(8,193)	9,642	(6,908)
Tax rate changes and other	10,697	34,796	9,295	(3,929)
Debt refinancing and unutilized financing costs	9,452	27,650	28,180	6,106
Acquisition and other transaction costs, net	-	-	-	-

Normalized funds from operations	$1,087,603	$1,035,920	$831,209	$557,413

Per diluted share data
Net income, less participating securities’ share in earnings	$1.50	$1.11	$0.81	$0.87
Depreciation and amortization	0.67	0.63	0.57	0.43
(Gain) loss on sale of real estate	(0.90)	(0.09)	0.01	(0.10)
Real estate impairment charges	0.29	-	0.04	0.05

Funds from operations	$1.56	$1.65	$1.43	$1.25
Write-off (recovery) of unbilled rent and other	0.07	0.01	0.05	(0.01)
Gain on sale of equity investments	-	(0.07)	-	-
Other impairment charges, net	0.16	0.07	-	0.07
Non-cash fair value adjustments	-	(0.01)	0.02	(0.01)
Tax rate changes and other	0.02	0.06	0.02	(0.01)
Debt refinancing and unutilized financing costs	0.01	0.04	0.05	0.01
Acquisition and other transaction costs, net	-	-	-	-

Normalized funds from operations	$1.82	$1.75	$1.57	$1.30

A-2 Proxy Statement and Notice of 2023 Annual Meeting

APPENDIX A

Total Adjusted Gross Assets

Total adjusted gross assets is total assets before accumulated depreciation/amortization (adjusted for our investments in unconsolidated real estate joint ventures), assumes material transaction commitments are completed, and assumes cash on hand at period-end and cash generated from or to be generated from transaction commitments or financing activities subsequent to period-end are either used in these transactions or used to reduce debt. We believe total adjusted gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close. The following table presents a reconciliation of total assets to total adjusted gross assets (in thousands):

As of December 31,

2022

Total assets	$19,658,000
Add:
Accumulated depreciation and amortization	1,193,312
Incremental gross assets of our Investments in Unconsolidated Real Estate Joint Ventures (1)	1,698,917
Net:
Reclassification between operators (2)	-
Gross book value of the transactions, net (3)	(1,074,024)
Decrease in cash from the transactions (4)	(235,668)

Total adjusted gross assets	$21,240,537

(1)

Reflects an addition to total assets to present our total share of each joint venture’s gross assets. See below for details of the calculation. While we do not control any of our unconsolidated real estate joint venture arrangements and do not have direct legal claim to the underlying assets of the unconsolidated real estate joint ventures, we believe this adjustment allows investors to view certain concentration information on a basis comparable to the remainder of our real estate portfolio. This presentation is also consistent with how our management team reviews our portfolio (dollar amounts in thousands):

As of December 31,

2022

Real estate joint venture total gross real estate and other assets	$5,921,188
Weighted-average equity ownership percentage	55%

3,261,727
Investments in Unconsolidated Real Estate Joint Ventures (A)	(1,562,810)

Incremental gross assets of our Investments in Unconsolidated Real Estate Joint Ventures	$1,698,917

(A) Includes amount shown on the “Investments in unconsolidated real estate joint ventures” line on our consolidated balance sheets, along with a CHF 60 million mortgage loan included in the “Mortgage loans” line on our consolidated balance sheet.

(2)

Reflects a reclass of $0.8 billion of gross assets between Springstone and Lifepoint along with a $0.9 billion reclass of gross assets between Steward and Common Spirit Health as part of the transactions described in Note 13 to our Annual Report on Form 10-K.

Proxy Statement and Notice of 2023 Annual Meeting A-3

APPENDIX A

(3)

Represents the gross book value of assets sold or written off due to the committed transactions, partially offset by the addition of new gross assets from the committed transactions. See detail below (in thousands):

As of December 31,

2022

Gross book value of assets in transactions	$(655,354)
Non-cash write-offs related to transactions	(418,670)

Gross book value of the transactions, net	$(1,074,024)

(4)	Represents cash expected from the proceeds generated by the transactions along with cash on hand to fund the transactions or reduce debt as detailed below (in thousands):

As of December 31,

2022

Expected cash proceeds generated by (used for) the transactions	$659,000
Reduction of revolver balance	(894,668)

Net decrease in cash from the transactions	$(235,668)

A-4 Proxy Statement and Notice of 2023 Annual Meeting

APPENDIX A

Return on Equity

Return on equity as measured by Normalized FFO is derived from amounts included in our U.S. GAAP financial statements. We use Normalized FFO as the numerator for the same reasons we present Normalized FFO, as discussed on page A-1. We use average total equity excluding the effect of accumulated depreciation and amortization similar to the exclusion of depreciation and amortization from Normalized FFO.

Return on equity measures the actual profitability we delivered related to the actual cost of the equity with which we have built our portfolio. Return on equity measured by Normalized FFO should not be considered a substitute for return on equity measured by net income and does not reflect the overall profitability of our business. The following tables reconcile return on equity measured by net income and return on equity measured by Normalized FFO (dollars in thousands):

For the years ended December 31,
Return on equity measured by net income	2022
Numerator:
Net income attributable to MPT common stockholders	$902,597

Denominator:
Beginning total equity	$8,445,671
Ending total equity	8,594,407
Average total equity	$8,520,039

Return on equity measured by net income	10.59%

For the years ended December 31,
Return on equity measured by Normalized funds from operations	2022
Numerator:
Normalized funds from operations(1)	$1,087,603

Denominator:
Beginning total equity	$8,445,671
Accumulated depreciation and amortization	993,100
Accumulated depreciation and amortization (real estate held for sale)	113,996

Adjusted beginning total equity	9,552,767

Ending total equity	8,594,407
Accumulated depreciation and amortization	1,193,312
Accumulated depreciation and amortization (real estate held for sale)	-

Adjusted ending total equity	9,787,719
Average adjusted total equity	$9,670,243

Return on equity measured by Normalized funds from operations	11.25%

(1)	See reconciliation on page A-2

Proxy Statement and Notice of 2023 Annual Meeting A-5

Medical Properties Trust

medicalpropertiestrust.com | NYSE:MPW

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2, 3 AND FOR “1 YEAR” ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00033333333330340000 4 052523 ANNUAL MEETING OF STOCKHOLDERS OF MEDICAL PROPERTIES TRUST, INC. May 25, 2023 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and 2022 Form 10-K are available at www.medicalpropertiestrust.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. To elect eight directors. O Edward K. Aldag, Jr. O G. Steven Dawson O R. Steven Hamner O Robert E. Holmes, Ph.D. O Sherry A. Kellett O William G. McKenzie O L. Glenn Orr, Jr. O D. Paul Sparks, Jr. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” EACH OF PROPOSALS 2 AND 3 AND FOR “1 YEAR” ON PROPOSAL 4. 1. To elect nine directors Edward K. Aldag, Jr. G. Steven Dawson R. Steven Hamner Caterina A. Mozingo Emily W. Murphy Elizabeth N. Pitman D. Paul Sparks, Jr. Michael G. Stewart C. Reynolds Thompson, III 2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2023. 3. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. 4. To recommend, on a non-binding, advisory basis, the frequency of future advisory votes on executive compensation. With respect to any other item of business that properly comes before the annual meeting and at any adjournments or postponements thereof, the proxy holders are authorized to vote the undersigned’s shares in their discretion. FOR AGAINST ABSTAIN 2 1 YEAR YEARS 3 YEARS ABSTAIN

0 ————————— 14475 PROXY MEDICAL PROPERTIES TRUST, INC. 2023 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The 2023 Annual Meeting of Stockholders of Medical Properties Trust, Inc. (the “Annual Meeting”) will be held at The UAB Collat School of Business, 710 13th Street South, Birmingham, Alabama 35233, on May 25, 2023, beginning at 10:30 a.m. Central Time. You can access directions to the Annual Meeting at www.medicalpropertiestrust.com. The undersigned hereby acknowledges receipt of the combined Notice of 2023 Annual Meeting of Stockholders and Proxy Statement dated April 27, 2023, accompanying this proxy and to which reference is hereby made, for further information regarding the Annual Meeting and the matters to be considered and voted on by the stockholders at the Annual Meeting. The undersigned hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any adjournment thereof. The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated on the reverse side hereof. (Continued and to be signed on the reverse side) 1.1